Exhibit 2.1

________________________________________________________

ASSET PURCHASE AGREEMENT

BY AND AMONG

SELLERS PARTY HERETO

AND

CHS/COMMUNITY HEALTH SYSTEMS, inc.

AND

bUYERS PARTY HERETO

AND

adventist health system SUNBELT HEALTHCARE CORPORATION

________________________________________________________

November 22, 2024

Table of Contents

Page

1.	PURCHASE OF ASSETS.	2
1.1	Assets	2
1.2	Excluded Assets	3
1.3	Assumed Liabilities	5
1.4	Excluded Liabilities	5
1.5	Purchase Price	7
1.6	Acquired Net Working Capital	7
1.7	Transition Patients; DPP Payments	9
1.8	Prorations	12
1.9	Supplemental Reimbursement Adjustment	12
2.	CLOSING.	13
2.1	Closing	13
2.2	Actions of Sellers at Closing	13
2.3	Actions of Buyers at Closing	14
3.	REPRESENTATIONS AND WARRANTIES OF SELLERS	15
3.1	Existence and Capacity	15
3.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	15
3.3	Binding Agreement	16
3.4	Financial Statements	16
3.5	Certain Post-Balance Sheet Results	16
3.6	Licenses	17
3.7	Medicare Participation/Accreditation/Compliance	17
3.8	Regulatory Compliance	18
3.9	Equipment Schedule	18
3.10	Real Property	18
3.11	Personal Property	19
3.12	Employee Benefit Plans	19
3.13	Litigation or Proceedings	21
3.14	Environmental Laws	22
3.15	Taxes	22

3.16	Employee Relations; Employment Contracts	22
3.17	The Contracts	23
3.18	Supplies	24
3.19	Insurance	24
3.20	Third Party Payor Cost Reports	24
3.21	Medical Staff Matters	25
3.22	Condition of Assets	25
3.23	Experimental Procedures	25
3.24	Certificates of Need	25
3.25	WARN Act	26
3.26	Asbestos	26
3.27	Intellectual Property	26
3.28	Compliance Program	26
4.	REPRESENTATIONS AND WARRANTIES OF BUYERS	27
4.1	Existence and Capacity	27
4.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	27
4.3	Binding Agreement	27
4.4	Availability of Funds	27
5.	COVENANTS OF SELLERS PRIOR TO CLOSING	28
5.1	Information	28
5.2	Operations	28
5.3	Negative Covenants	29
5.4	Governmental Approvals	29
5.5	FTC Notification.	30
5.6	Additional Financial Information	30
5.7	No-Shop Clause	30
5.8	Efforts to Close	30
5.9	Lien Releases	30
5.10	Employee List	30
6.	COVENANTS OF BUYERS PRIOR TO CLOSING	31
6.1	Governmental Approvals	31
6.2	FTC Notification.	31

6.3	Title Commitment and Survey.	31
6.4	Buyer’s Environmental Assessment	32
6.5	Efforts to Close	32
7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS	32
7.1	Representations/Warranties; Covenants	32
7.2	Governmental Approvals	33
7.3	Title Policy	33
7.4	Actions/Proceedings	33
7.5	Insolvency	33
7.6	Vesting/Recordation	33
7.7	Material Adverse Change	33
7.8	Material Consents	34
7.9	Closing Deliveries	34
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS	34
8.1	Representations/Warranties	34
8.2	Governmental Approvals	34
8.3	Actions/Proceedings	34
8.4	Insolvency	34
8.5	Closing Deliveries	35
9.	SELLERS’ COVENANT NOT TO COMPETE	35
10.	ADDITIONAL AGREEMENTS.	35
10.1	Allocation of Purchase Price	35
10.2	Termination Prior to Closing; Effect of Termination	35
10.3	Post-Closing Access to Information	36
10.4	Preservation and Access to Records After the Closing	37
10.5	Tax and Medicare Effect	38
10.6	Reproduction of Documents	38
10.7	Cooperation on Tax Matters	38
10.8	Cost Reports	38
10.9	Misdirected Payments, Etc.	39
10.10	Employee Matters	39
10.11	WARN Act Compliance	41

10.12	Medical Staff Privileges	41
10.13	Use of Controlled Substance Permits	41
10.14	Access to Records Including as to Recovery and Audit Information	41
10.15	Continuation of Insurance	42
10.16	Medicare Billing Arrangements for Pre-Effective Time Claims	42
10.17	Guaranties	43
10.18	Telephone Access	43
10.19	Use of Excluded Marks	43
10.20	Information Services Agreement	44
11.	INDEMNIFICATION.	44
11.1	Indemnification by Buyers	44
11.2	Indemnification by Sellers	44
11.3	Limitations	44
11.4	Notice and Control of Litigation	45
11.5	Notice of Claim	46
11.6	Mitigation	46
11.7	Exclusive Remedy	46
12.	MISCELLANEOUS.	47
12.1	Schedules and Other Instruments	47
12.2	Additional Assurances	48
12.3	Third Party Consents	48
12.4	Consents, Approvals and Discretion	48
12.5	Legal Fees and Costs	48
12.6	Choice of Law	49
12.7	Benefit/Assignment	49
12.8	No Brokerage	49
12.9	Cost of Transaction	49
12.10	Confidentiality	49
12.11	Public Announcements	50
12.12	Waiver of Breach	50
12.13	Notice	50
12.14	Severability	51

v

12.15	Gender and Number	51
12.16	Divisions and Headings	51
12.17	Survival	51
12.18	Affiliates; Knowledge; Material Adverse Effect	51
12.19	Waiver of Jury Trial	52
12.20	Accounting Date	53
12.21	No Inferences	53
12.22	No Third Party Beneficiaries	53
12.23	Entire Agreement/Amendment	53
12.24	CHS Guaranty	53
12.25	AdventHealth Guaranty	54
12.26	Risk of Loss	54
12.27	Radon Gas	54
12.28	Other Owners of Assets	54

EXHIBITS

Description Exhibit

Punta Gorda Hospital Buildings A

Information Services Agreement B

Transition Services Agreement C

License Agreement D

Limited Power of Attorney E

SCHEDULES

Description Schedules

Owned Real Property 1.1(a)(i)

Leased Real Property 1.1(a)(ii)

Prepaid Expenses 1.1(d)

Assumed Contracts 1.1(g)

Tradename and Trademarks 1.1(j)

Excluded Assets 1.2

Excluded ShorePoint Marks 1.2(f)

Excluded Software and Programs 1.2(i)

Excluded Affiliate Contracts 1.2(j)

Capital Lease Obligations 1.3

Excluded Claims and Obligations 1.4

Acquired Net Working Capital 1.6

DPP Example 1.7(d)

Financial Statements 3.4

Certain Post-Balance Sheet Results 3.5

Licenses 3.6

Medicare Participation/Accreditation/Compliance 3.7

Regulatory Compliance 3.8

Equipment Schedule 3.9

Real Property 3.10

Employee Pension Benefit Plans 3.12(a)

Qualified Plans 3.12(c)

Employee Plan Compliance 3.12(d)

Litigation or Proceedings 3.13

Environmental Laws 3.14

Taxes 3.15

Employee Relations 3.16(a)

Employment Contract Disclosure 3.16(b)

Supplies 3.18

Insurance 3.19

Third Party Payor Cost Reports 3.20

Medical Staff Matters 3.21

Certificates of Need 3.24

WARN Act Disclosure 3.25

Intellectual Property 3.27

Compliance Program 3.28

Operations 5.2

Negative Covenants 5.3

Material Consents 7.8

Sellers Employees 10.10

Broker 12.8

GLOSSARY OF DEFINED TERMS

Description Section

Accounting Firm 1.6(c)

ACOs 1.2(b)

Acquired Net Working Capital 1.6(a)

AdventHealth Introduction

AdventHealth Plans 10.10(a)

Affiliate 12.18(a)

Agreement Introduction

AHCA 3.24

Allied Health Staff 3.21

Applications 3.24

Asbestos Reports 3.26

Assets 1.1

Assignment and Assumption Agreements 2.2(c)

Assignments of Leases 2.2(a)

Assumed Contracts 1.1(g)

Assumed Liabilities 1.3

Acquired Net Working Capital 1.6(a)

Balance Sheet Date 3.4(a)

Basket Amount 11.3

Business Associate Agreement 2.2(d)

Buyer(s) Introduction

Buyer Indemnified Parties 11.2

Buyer’s Environmental Assessment 6.4

CERCLA 3.14

Certificate of Need 3.24

CHS Introduction

CHS Guaranty 10.17

CINs 1.2(b)

CJR 1.2(b)

Clinic Billing Agreement 2.2(f)

Clinic Buyer Introduction

Closing 2.1

Closing Date 2.1

CMS 1.2(b)

COBRA 10.10(b)

Code 3.12(d)

Control 12.18

DPP 1.2(b)

DRG Transition Patients 1.7(a)

DSH 1.2(b)

Effective Time 2.1

Employee 10.10(a)

Employee Plans 3.12

Employment Loss 3.25

Employment Eligibility Verification Form 3.16(a)

Environmental Laws 3.14

ERISA 3.12(a)

Excluded Assets 1.2

Excluded Contracts 1.2(m)

Excluded Employees 10.10(a)

Excluded Liabilities 1.4

Excluded Marks 1.2(f)

Excluded ShorePoint Marks 1.2(f)

Exemption Certificate 3.24

Financial Statements 3.4

FLLDB 1.9

FLLDB Amount 1.9(b)

Foundation 1.7(d)

FTC 5.5

GAAP 1.6(a)

Government Entity 3.8

Hazardous Substances 3.14

Hospitals Recital A

Hospital Buyer Introduction

HQI Program 3.7

HSR Act 5.5

IGTs 1.7(d)

Immigration Act 3.16(a)

Indemnified Party 11.4

Indemnifying Party 11.4

Information Services Agreement 2.2(d)

Intellectual Property 3.27

Interim Billings 1.7(b)

Interim Statements 5.6

IRS 3.12(d)

Justice Department 5.5

Knowledge 12.18(b)

Leased Real Property 1.1(a)

License Agreement 2.2(g)

LIP 1.2(b)

LIP Amount 1.9(a)

LIP Expansion 1.9

LPPFs 1.7(d)

Material Adverse Effect 12.18(c)

Material Consents 7.8

MCOs 1.7(c)

Medical Education 1.2(b)

Medical Staff 3.21

x

Medicare CHOW Applications 10.16(a)

MS Member 10.12

Northport Property Recital E

Objections 6.3(c)

ORYX 3.7

Other ERISA Plans 3.12(a)

Owned Real Property 1.1(a)

Pension Plans 3.12(a)

Permitted Encumbrances 3.10

Phase-Out Period 10.22

Physician Clinics Recital C

PIP 1.7(c)

Port Charlotte Hospital Recital A

PPACA 3.12(e)

Prevailing Party 12.5

Provider Tax Balance 1.7(d)

PTO 10.10

PTO Liability 1.3(c)

Punta Gorda Hospital Recital A

Punta Gorda Hospital Buildings Recital B

Punta Gorda Hospital Personal Property 1.2(o)

Purchase Price 1.5

QNet 3.7

Qualified Plan 3.12(c)

RAC 1.2(b)

RCRA 3.14

Real Property 1.1(a)

Section 409A Plan 3.12(g)

Seller(s) Introduction

Seller Cost Reports 10.8

Seller Indemnified Parties 11.1

Sellers’ Employees 10.10

Sellers’ COBRA Beneficiaries 10.10(a)

Surveys 6.3(b)

Survival Period 12.17

Termination Notice 12.1(b)

Title Commitment 6.3(a)

Title Company 6.3(a)

Title Evidence 6.3(c)

Title Policy 6.3(a)

Transition Patients 1.7

Transition Services 1.7

Transition Services Agreement 2.2(e)

WARN Act 3.25

Welfare Plans 3.12(a)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of November 22, 2024, by and among (i) FLORIDA HMA HOLDINGS, LLC, a Delaware limited liability company, PORT CHARLOTTE HMA, LLC, a Florida limited liability company, PORT CHARLOTTE HMA PHYSICIAN MANAGEMENT, LLC, a Florida limited liability company, PORT CHARLOTTE HBP SERVICES, LLC, a Delaware limited liability company, EGF, LLC, a Delaware limited liability company, PUNTA GORDA HMA, LLC, a Florida limited liability company, PUNTA GORDA HMA PHYSICIAN MANAGEMENT, LLC, a Florida limited liability company, and PUNTA GORDA HB MEDICAL SERVICES, LLC, a Delaware limited liability company, (each of which may be referred to individually as a “Seller” and collectively as “Sellers”), (ii) CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“CHS”), (iii) ADVENTHEALTH PORT CHARLOTTE, INC., a Florida corporation (“Hospital Buyer”), and FLORIDA HOPSITAL PHYSICIAN GROUP, INC. a Florida corporation (“Clinic Buyer”) (Hospital Buyer and Clinic Buyer may be referred to individually as a “Buyer” and collectively as “Buyers”), and ADVENTIST HEALTH SYSTEM SUNBELT HEALTHCARE CORPORATION, a Florida not for profit corporation (“AdventHealth”).

Recitals:

A. Sellers operate two general acute care hospitals known as ShorePoint Health Port Charlotte located in Port Charlotte, Florida (the “Port Charlotte Hospital”), and ShorePoint Health Punta Gorda located in Punta Gorda, Florida (the “Punta Gorda Hospital”), together with certain related businesses including ancillary services (collectively referred to as the “Hospitals”).

B. Due to the effects of Hurricane Helene and Hurricane Milton in early October 2024, the Sellers have suspended inpatient operations of the Punta Gorda Hospital and all patient activities in the main hospital buildings of the Punta Gorda Hospital identified on Exhibit A attached hereto (the “Punta Gorda Hospital Buildings”).

C. Sellers desire to sell to Hospital Buyer and Hospital Buyer desires to purchase from Sellers (i) substantially all of the assets of Sellers which are directly or indirectly related to, necessary for, or used in connection with, the operation of the Port Charlotte Hospital and (ii) certain of the assets of Sellers which were used in connection with the operation of the Punta Gorda Hospital, together with certain medical office buildings, outpatient care facilities and ancillary services, on the terms and conditions set forth in this Agreement.

D. Sellers desire to sell to Clinic Buyer and Clinic Buyer desires to purchase from Sellers substantially all of the assets of Sellers that are directly related to, necessary for or used in connection with physician clinics currently operated in association with the Hospitals (the “Physician Clinics”), on the terms and conditions set forth in this Agreement.

E. Sellers also desire to sell to Hospital Buyer and Hospital Buyer desires to purchase from Sellers a certain parcel of undeveloped land in Northport, Florida (the “Northport Property”).

F. CHS is a party to this Agreement for purposes of guaranteeing the obligations of its subsidiaries or affiliates as set forth herein.

F. AdventHealth is a party to this Agreement for purposes of guaranteeing the obligations of its subsidiaries or affiliates as set forth herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and the agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

1. PURCHASE OF ASSETS.

1.1 Assets. Subject to the terms and conditions of this Agreement, as of the Closing (as defined in Section 2.1 hereof), Sellers agree to sell, convey, transfer and deliver to Buyers, and Buyers agree to purchase, all right, title and interest of Sellers in and to all of the assets owned or used by Sellers in connection with the operation of the Hospitals and the Physician Clinics, other than the Excluded Assets (hereinafter defined), which assets shall include, without limitation, the following (the “Assets”):

(a) fee simple to the real property described on Schedule 1.1(a)(i) hereto, together with all improvements, any construction in progress, any other buildings and fixtures thereon, and all rights, privileges and easements appurtenant thereto and together with any and all of Sellers’ right, title and interest in and to, if any, Sellers’ development rights, entitlements, trips, traffic capacity, impact fee credits, approvals, permits, authorizations, water and sewer credits and/or capacities and/or connection and/or hook-up fees, concurrency and/or mobility rights, and any and all other related and/or similar rights and matters related to and/or in connection with such real property (collectively, the “Owned Real Property”), and leasehold title to the real property that is leased by Sellers pursuant to the leases described on Schedule 1.1(a)(ii) hereto (collectively, the “Leased Real Property”; the Owned Real Property and the Leased Real Property being referred to herein as the “Real Property”);

(b) all tangible personal property, including, without limitation, all major, minor or other equipment (e.g., computer hardware, printers, servers, data processing equipment, portable devices, telephone systems), vehicles, furniture, furnishings and software (including certified electronic health records technology) to the degree the license to such software is assignable or owned by a Seller, and located at and/or or used in association with the Port Charlotte Hospital, the Physician Clinics and/or the Assets;

(c) all Sellers’ inventory of supplies and pharmaceuticals located at the Port Charlotte Hospital, the Physician Clinics, other facilities comprising the Assets and/or Real Property;

(d) the sum of all deposits as reflected on the Balance Sheet of the Sellers as of September 30, 2024 (excluding deposits related to Excluded Assets), those prepaid expenses of Sellers as set forth in Schedule 1.1(d), petty cash, and claims for refunds;

(e) all claims, causes of action, and judgments in favor of Sellers relating to the condition of the Assets and, to the extent assignable by Sellers, all warranties (express or implied) and rights and claims assertable by (but not against) Sellers related to the Assets;

(f) all financial, patient, medical staff and personnel records relating to the Port Charlotte Hospital, the Physician Clinics and/or the Assets (including, without limitation, all equipment records, medical administrative libraries, medical records, documents, catalogs, books, records, files, operating manuals, peer review records and current personnel records);

(g) all assignable rights and interests of Sellers in the contracts, commitments, leases and agreements listed on Schedule 1.1(g) hereto(collectively, the “Assumed Contracts”);

(h) Sellers’ Medicare and Medicaid provider numbers in effect as of the Closing, with the exception of any provider numbers that remain in effect as of the Closing in connection with the Punta Gorda Hospital or the Excluded Assets, and all rights under the corresponding Medicare and Medicaid provider agreements, to the extent transferable (but excluding any National Provider Identifier (NPI) numbers of Sellers);

(i) all licenses and permits in effect as of the Closing, to the extent assignable, held by Sellers relating to the ownership, development, and operation of the Port Charlotte Hospital, the Physician Clinics and/or the Assets (including, without limitation, any pending or approved governmental approvals but excluding those that relate to the Punta Gorda Hospital or the Excluded Assets);

(j) all names, trade names, trademarks, service marks (or variations thereof) and domain names associated with the Hospitals, the Physician Clinics and/or Real Property specifically identified in Schedule 1.1(j), all goodwill associated therewith, and all applications and registrations associated therewith, to the extent transferable;

(k) all goodwill associated with the Hospitals, the Physician Clinics and the Assets;

(l) the assets owned by Affiliates of Sellers which are primarily used in connection with the operations of the Port Charlotte Hospital and/or the Physician Clinics; and

(m) the interest of Sellers in all property of the foregoing types, arising or acquired in the ordinary course of the business of Sellers in respect of the Hospitals, the Physician Clinics and the Assets between the date hereof and the Closing.

1.2 Excluded Assets. Those assets of Sellers described below, together with any assets described on Schedule 1.2 hereto, shall be retained by Sellers (collectively, the “Excluded Assets”) and shall not be conveyed to Buyers:

(a) cash and cash equivalents (except for petty cash, which shall be an Asset);

(b) all amounts payable to Sellers in respect of third party payors pursuant to retrospective settlements (including, without limitation, pursuant to Medicare, Medicaid, and TriCare/CHAMPUS cost reports filed or to be filed by Sellers for periods prior to the Effective

Time (hereinafter defined) and retrospective payment of claims that are the subject of the Centers for Medicare and Medicaid Services (“CMS”) Recovery Audit Contractor (“RAC”) appeals, all payments associated with any accountable care organizations (“ACOs”), clinically integrated networks (“CINs”), or the Medicare Comprehensive Care for Joint Replacement Model (“CJR”), and all payments for periods prior to the Effective Time related to all Medicaid payments and programs, including, but not limited to, (i) settlements or adjustments to prior Medicaid payments resulting from the State’s audit or other recalculation of Medicaid payments for services rendered prior to the Effective Time, (ii) Disproportionate Share (“DSH”), (iii) Low Income Pool program (“LIP”), (iv) graduate medical education and indirect medical education (“Medical Education”), and (v) Directed Payment Program (“DPP”)) and all appeals and appeal rights of Sellers relating to such settlements, including cost report settlements, for periods prior to the Effective Time;

(c) all records relating to the Excluded Assets and Excluded Liabilities (as defined below) to the extent that Buyers determine that they do not need the same in connection with the ongoing activities of the Port Charlotte Hospital, the Physician Clinics, the Assets, or the Assumed Liabilities (as defined below), as well as all records which by law Sellers or their Affiliates are required to maintain in their possession, it being understood that Punta Gorda HMA, LLC or its successor shall remain the legal custodian of the Punta Gorda Hospital medical records, which records shall be Excluded Assets;

(d) any reserves or prepaid expenses related to Excluded Assets and Excluded Liabilities (such as prepaid legal expenses or insurance premiums);

(e) all accounts receivable arising from the rendering of services to patients at the Hospitals and the Physician Clinics, billed and unbilled, recorded or unrecorded, with collection agencies or otherwise, accrued and existing in respect of services rendered prior to the Effective Time;

(f) the tradename “ShorePoint Health” and any variants thereof, including those variants identified on Schedule 1.2(f) (the “Excluded ShorePoint Marks”) any and all names, symbols, trademarks, logos or other symbols used in connection with the Hospitals and the Assets which include the names “Community Health Systems,” “CHS,” “Health Management Associates,” “HMA,” or any variants thereof or any other names which are proprietary to CHS or its Affiliates (together with the Excluded ShorePoint Marks, collectively, the “Excluded Marks”);

(g) receivables from or obligations with CHS or its Affiliates;

(h) all insurance policies and programs, all related premiums and refunds and all proceeds arising in connection with the operation of the Hospitals or the Assets prior to the Effective Time, and all insurance proceeds arising in connection with the Excluded Assets and the Excluded Liabilities;

(i) any computer software and programs described on Schedule 1.2(i);

(j) any contracts, commitments or agreements that are available only to Sellers by reason of their being Affiliates of CHS, as set forth on Schedule 1.2(j) and all the Excluded Contracts (as defined in Section 1.2(m));

(k) any and all rights or assets held under any and all employee retirement, deferred compensation, health, welfare or benefit plans and programs of Sellers or its Affiliates, including, without limitation, all of the Employee Plans listed on Schedule 3.12(a) and all funds and accounts held under any of the foregoing;

(l) all documents, records, operating manuals and film (in format) pertaining to the Hospitals, the Physician Clinics or the Assets which are proprietary to Sellers or their Affiliates or which by law Sellers or their Affiliates are required to retain;

(m) all contracts not listed on Schedule 1.1(g) (the “Excluded Contracts”);

(n) any claims of Sellers against third parties to the extent that such claims relate to the operation of the Hospitals prior to the Effective Time (but excluding any claims assigned to Buyers pursuant to Section 1.1(e)), or to the Excluded Assets or the Excluded Liabilities;

(o) all tangible personal property located in the Punta Gorda Hospital Buildings (the “Punta Gorda Hospital Personal Property”) other than the tangible personal property identified on Schedule 3.9; and

(p) all rights of Sellers under this Agreement and its related documents.

1.3 Assumed Liabilities. In connection with the conveyance of the Assets to the Buyers, each Buyer agrees to assume as to the Assets it acquires, as of the Effective Time, the future payment and performance of the following liabilities (the “Assumed Liabilities”) of Sellers:

(a) all obligations accruing after the Effective Time with respect to the Assumed Contracts; and

(b) the finance/ capitalized lease obligations set forth on Schedule 1.3 hereto.

(c) the sum of the accrued liability and related taxes (as of the date immediately preceding the Effective Time) for vacation and holiday pay benefits for those of Sellers’ w-2 employees who are hired by each Buyer or an Affiliate of either Buyer as of the Effective Time (the “PTO Liability”), to the extent included in the calculation of Acquired Net Working Capital; provided, however, and for the avoidance of doubt, PTO Liability does not include accumulated sick leave and provided, further, that, for each of Sellers’ w-2 employees who are so hired, the Buyer’s or Affiliate’s PTO Liability with respect to that individual shall be limited to the amount that has been included in Acquired Net Working Capital that is attributable to that individual’s paid time off.

1.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyers shall not assume and under no circumstances shall Buyers be obligated to pay or assume, and none of the assets of Buyers shall be or become liable for or subject to any liability, indebtedness, commitment, or obligation of Sellers, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise (collectively, the “Excluded Liabilities”), including, without limitation, the following Excluded Liabilities:

(a) any debt, obligation, expense or liability of Sellers that is not an Assumed Liability;

(b) claims or potential claims for workers’ compensation, medical malpractice or general liability arising from events that occurred prior to the Effective Time;

(c) those claims and obligations (if any) specified in Schedule 1.4 hereto;

(d) any liabilities or obligations associated with or arising out of any of the Excluded Assets;

(e) liabilities or obligations of Sellers in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid, TriCare/CHAMPUS, Blue Cross, or other third party payor programs pursuant to retrospective settlements, including, without limitation, pursuant to Medicare, Medicaid and TriCare/CHAMPUS cost reports filed or to be filed by Sellers for periods prior to the Effective Time, RAC appeals, ACOs, CJR, and all liabilities and obligations for periods prior to the Effective Time related to all Medicaid payments and programs (including, but not limited to, (i) settlements or adjustments to prior Medicaid payments resulting from the State’s audit or other recalculation of Medicaid payments for services rendered prior to the Effective Time, (ii) DSH, (iii) LIP, (iv) Medical Education, and (v) DPP and all appeals and appeal rights of Sellers relating to such settlements, and any audit under the RAC program or any noncompliance with applicable law or contractual obligations related to ACOs, CINs or CJR, and any liability arising pursuant to the Medicare, Medicaid, TriCare/CHAMPUS, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement;

(f) federal, state or local tax liabilities or obligations of Sellers including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, and any FICA, FUTA, workers’ compensation, and any and all other taxes or amounts due and payable as a result of the exercise by the employees at the Hospitals of such employee’s right to vacation, and holiday benefits accrued while in the employ of Sellers (provided, however, that this clause (f) shall not abrogate the responsibility of Buyers to assume the PTO Liability pursuant to Section 1.3(c));

(g) liability for any and all claims by or on behalf of Sellers’ employees of any kind or nature relating to and in any way directly or indirectly resulting from the employment of any individual by a Seller or from any Employee Plan maintained by or associated with a Seller whether or not such Employee Plan is listed on Schedule 3.12(a), without regard to whether such liability arose, existed or was incurred prior to, or after the Closing Date; including, without limitation, liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for accrued bonuses, liability for amounts to which a right arises upon a termination of employment under an Employee Plan that is a severance, change in control, retention or similar plan or that is a paid time off plan (it being understood that Buyers shall not be responsible for any unused or carryover paid time off under an Employee Plan), and liability for any EEOC claim, ADA claim, FMLA claim, wage and hour claim, unemployment compensation claim, PPACA claim or workers’ compensation claim (provided, however, that this clause (g) shall not abrogate the responsibility of the Buyers to assume the PTO Liability pursuant to Section 1.3(c));

(h) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, Sellers or any of their Affiliates or any of their employees, medical staff, agents, vendors or representatives with respect to acts or omissions prior to the Effective Time;

(i) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of Sellers, their Affiliates or their directors, officers, employees and agents claimed to violate any constitutional provision, statute, ordinance or other law, rule, regulation, interpretation or order of any governmental entity;

(j) liabilities or obligations arising as a result of any breach by Sellers at any time of any contract or commitment that is not assumed by Buyers;

(k) liabilities or obligations arising out of any breach by Sellers prior to the Effective Time of any Assumed Contract;

(l) all liabilities and obligations relating to any oral agreements, oral contracts or oral understandings with any referral sources including, but not limited to, physicians, unless reduced to writing, identified in Schedule 1.1(g) hereto, and expressly assumed as part of the Contracts; and

(m) any debt, obligation, expense, or liability of Sellers arising out of or incurred solely as a result of any transaction of Sellers occurring after the Effective Time or for any violation by Sellers of any law, regulation, or ordinance at any time.

1.5 Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be Two Hundred Sixty-Five Million Dollars ($265,000,000), plus the amount of the net positive Acquired Net Working Capital (as defined in Section 1.6(a)) as of the Effective Time, if any, minus the amount of the net negative Acquired Net Working Capital (as defined in Section 1.6(a)) as of the Effective Time, if any, and minus the amount of any finance/capitalized leases (but not operating leases) set forth on Schedule 1.3 in respect of the Hospitals and/or the Physician Clinics that are assumed by Buyers, and minus the adjustments, if any, contemplated by Section 1.9. The Purchase Price shall be calculated as of the Closing based upon the estimated Acquired Net Working Capital (as determined in accordance with Section 1.6(b)). The Purchase Price shall be adjusted after the Closing in accordance with Section 1.6 to reflect the Acquired Net Working Capital as of the Effective Time (as determined in accordance with Section 1.6(b)). Buyers shall pay the Purchase Price to Sellers at Closing by wire transfer of immediately available funds to an account designated by Sellers.

1.6 Acquired Net Working Capital.

(a) Acquired Net Working Capital. As used herein, the term “Acquired Net Working Capital” shall mean the aggregate current assets of Sellers with respect to the Port Charlotte Hospital, the Physician Clinics and the Assets conveyed to Buyers pursuant to Section 1.1 hereof (excluding those Excluded Assets which would otherwise be included in current assets), minus the aggregate current liabilities of Sellers assumed by Buyers pursuant to Section 1.3 hereof (excluding those Excluded Liabilities which would otherwise be included in current liabilities), all as determined in accordance with generally accepted accounting principles (“GAAP”), and as detailed on Schedule 1.6. In any case with respect to the computation of Acquired Net Working Capital, (i) the following shall be included in current assets: petty cash, prepaid expenses and deposits (including the Provider Tax Balances of the Hospitals as of the Effective Time), and inventory of supplies and pharmaceuticals, and (ii) the following shall be included in current liabilities: the PTO Liability.

(b) Estimates and Adjustments. Attached hereto as Schedule 1.6 is a schedule of the Acquired Net Working Capital in respect of the Port Charlotte Hospital, the Physician Clinics and the Assets as of September 30, 2024, together with the principles, specifications and methodologies used in determining such Acquired Net Working Capital. At least ten (10) business days prior to Closing, Sellers shall deliver to Buyers a reasonable estimate of Acquired Net Working Capital as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available and containing reasonable detail and supporting documents showing the derivation of such estimate. The Acquired Net Working Capital shall be estimated following the same mutually agreed upon principles, specifications and methodologies used to determine the Acquired Net Working Capital as of September 30, 2024, as specified in Schedule 1.6, and shall be used for purposes of calculating the Purchase Price as of the Closing. Within ninety (90) days after the Closing, Sellers shall deliver to Buyers their determination of the actual Acquired Net Working Capital as of the last day of the calendar month immediately preceding the Effective Time (following the same principles, specifications and methodologies used to determine the estimated Acquired Net Working Capital as set forth on Schedule 1.6 and the estimated Acquired Net Working Capital as of the Closing). Each party shall have full access to the financial books and records pertaining to the Hospitals to confirm or audit Acquired Net Working Capital computations. Should Buyers disagree with Sellers’ determination of Acquired Net Working Capital, Buyers shall notify Sellers within sixty (60) days after Sellers’ delivery of their determination of Acquired Net Working Capital. If Sellers and Buyers fail to agree within thirty (30) days after Buyers’ delivery of notice of disagreement on the amount of Acquired Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.6(c) which shall be the sole and exclusive remedy for resolving accounting disputes relative to the determination of Acquired Net Working Capital. The Purchase Price shall be increased or decreased based on actual Acquired Net Working Capital as of the Effective Time, and within five (5) business days after determination thereof any increase shall be paid in cash by Buyers to Sellers, and any decrease shall be paid in cash to Buyers by Sellers.

(c) Dispute of Adjustments. In the event that Sellers and Buyers are not able to agree on the actual Acquired Net Working Capital within thirty (30) days after Buyers’ delivery of notice of disagreement, Sellers and Buyers shall each have the right to require that such disputed determination be submitted to an independent certified public accounting firm as Sellers and Buyers may then mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Acquired Net Working Capital). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of Acquired Net

Working Capital. The Accounting Firm’s determination shall be binding upon Sellers and Buyers. The Accounting Firm’s fees and expenses shall be borne equally by Sellers and Buyers.

(d) Physical Inventory. Within thirty (30) days prior to the Closing Date, Sellers will perform a physical inventory in a manner consistent with its past practice to verify the levels and amounts of the inventory associated with the Port Charlotte Hospital, the Physician Clinics and other facilities comprising the Assets. Sellers will give Buyers not less than five (5) days’ prior written notice of such physical inventory. Representatives of Buyers will be permitted to observe such physical inventory and will be permitted to make test counts of inventory and receive copies of the records related to such physical inventory. In connection with such physical inventory, Sellers and Buyers shall jointly determine if any items of inventory are unusable or obsolete, which unusable or obsolete items of inventory shall be excluded from the calculation of the value of the inventory calculated pursuant to this Section 1.6(d). The value of the inventory shall be determined by applying the cost of each item of inventory; provided, that the value of the inventory (for purposes of calculating the Acquired Net Working Capital) shall be increased or decreased, as appropriate, to reflect the value of any additions to, or the value of deletions from (as determined by the physical inventory), the inventory between the date(s) of such physical inventory and the Effective Time.

1.7 Transition Patients; DPP Payments. To compensate Sellers for services rendered and medicine, drugs and supplies provided up to the Effective Time with respect to patients who are admitted to the Port Charlotte Hospital prior to the Effective Time but who are not discharged until after the Effective Time, or patients who are undergoing an episode of care that commenced prior to the Effective Time and continues after the Effective Time (such patients being referred to herein as the “Transition Patients” and services rendered to them being referred to herein as the “Transition Services”), the parties shall take the following actions:

(a) As soon as practicable after the Closing Date, there shall be delivered to both parties a statement itemizing the Transition Services provided by each of the parties to Transition Patients whose medical care is paid for, in whole or in part, by Medicare, Medicaid, TRICARE, Blue Cross or any other third party payor who pays on a DRG, case rate or other similar basis (the “DRG Transition Patients”). Hospital Buyer shall pay to Sellers an amount equal to (i) the total DRG and outlier payments (including capital and any deposits, deductibles or co-payments received by Hospital Buyer or Sellers) per the remittance advice received by Hospital Buyer on behalf of a DRG Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for the Transition Services provided to such DRG Transition Patient by Sellers, and the denominator of which shall be the sum of the total charges for all services provided to such DRG Transition Patient by Sellers and Hospital Buyer both up to and after the Effective Time, minus (ii) any deposits, deductibles or co-payments made or payable by such DRG Transition Patients to Sellers.

(b) As of Effective Time, cut-off billings (“Interim Billings”) for Transition Services rendered prior to the Effective Time to Transition Patients not covered by Section 1.7(a) shall be prepared and sent by Sellers following the discharge of the patient from the Port Charlotte Hospital. Any payments received by either Hospital Buyer or Sellers for such Interim Billings are the property of Sellers and shall be paid to Sellers, when and as received by Hospital Buyer, within forty-five (45) calendar days of receipt.

(c) If Hospital Buyer receives amounts related to any Medicare, Medicaid, or other third party payor program such as DSH payments, LIP payments, DPP payments from Medicaid managed care organizations (“MCOs”) (inclusive of quality payments), Medical Education payments, Charlotte County payments, periodic interim payments (“PIP”), bi-weekly payments for Medicare bad debt, settlements for the retrospective audit or recalculation of Medicaid or county rates, payments or programs, or payments for costs paid for on a pass-through basis, such as capital costs, associated with the operation of the Hospitals prior to the Effective Time, Hospital Buyer shall tender the amount applicable to the period up to the Effective Time to Sellers within forty five (45) calendar days of receipt. If Sellers receive amounts related to any Medicare, Medicaid, or other third party payor program such as disproportionate share payments, LIP payments, DPP payments from MCOs (inclusive of quality payments), Medical Education payments, Charlotte County payments, PIP payments, bi-weekly payments for Medicare bad debt, settlements for the retrospective audit or recalculation of Medicaid or County rates, payments or programs, or payments for pass-through costs, such as capital costs, associated with the operations of the Hospitals relating to periods after the Effective Time, Sellers shall tender the same to Hospital Buyer within forty five (45) calendar days of receipt. It is the intent of the parties that Hospital Buyer and Sellers shall receive amounts related to such payments applicable to the period of time the Hospitals were owned by such party during the period attributable to the payment. If the payment does not relate solely to a period prior to or after the Effective Time and must be segregated among the parties, each party will receive an amount equal to the payment multiplied by a fraction, the numerator of which shall be the number of days the Hospitals were owned by the party during the period attributable to the payment and the denominator of which shall be the total number of days attributable to the payment. In conjunction with a Medicare cost report, the Medicare Audit Contractor (MAC) may apply bi-weekly payments to a party that are not applicable to its period of ownership. If this occurs, the parties agree to make payments to one another so that each party receives third party payments applicable to the period of time it owned the Hospitals in accordance with the methodology delineated above.

(d) The parties acknowledge that the Medicaid DPP and LIP programs are funded through provider taxes paid to local provider participation funds (“LPPFs”) and that the Hospitals participate in an LPPF with Charlotte County. Furthermore, the parties acknowledge that at any given time, the Hospitals may have paid taxes that the LPPFs have not yet submitted to the State through intergovernmental transfers (“IGTs”). In such cases, the Hospitals have created prepaid assets by paying taxes that will be used to generate future Medicaid DPP and LIP program revenues, as the LPPFs still possess the tax proceeds and have not yet submitted them to the State as IGTs. The parties further acknowledge and agree that Adelanto HealthCare Ventures (“AHCV”) or a similar entity maintains reconciliation workbooks that document each LPPF member’s prepaid tax asset (herein referred to as the “ Provider Tax Balance”), which is generally calculated as the net of the following: taxes paid by the Hospitals, interest income earned by unused taxes, IGTs remitted by the LPPFs to the State, administrative expenses, other miscellaneous adjustments, and grant payments (as described below). The parties shall collaborate to ensure that AHCV transfers the Provider Tax Balance associated with the Punta Gorda Hospital to the Port Charlotte Hospital prior to the Closing Date. If AHCV prohibits or otherwise prevents Buyer from owning and controlling the Provider Tax Balance of the Punta Gorda Hospital (or prohibits or prevents Sellers from causing such Provider Tax Balance from being assigned from the Punta Gorda Hospital to the Port Charlotte Hospital prior to the Closing Date), the Provider

Tax Balance of the Punta Gorda Hospital will not be included in the calculation of Acquired Net Working Capital.

The parties further acknowledge and agree that grants may be received from or paid to the Florida Essential Healthcare Partnerships Foundation (the “Foundation”) or a similar entity in settlement of DPP and LIP program years. Grant payments received by the Hospitals from the Foundation (or a similar entity) will belong to the party or parties who owned the Provider Tax Balance used to fund payment for the respective DPP and LIP program years. In addition, the parties acknowledge and agree that the Foundation (or a similar entity) may request grant payments from the Hospitals after the Effective Time related to in-county providers. Because Buyers will acquire the Provider Tax Balances of the Hospitals as of the Effective Time through the Acquired Net Working Capital, Buyers will be responsible for these grant payments. Finally, the parties acknowledge and agree that grant payments may be requested by the Foundation (or a similar entity) relative to out-of-county providers, and the responsibility for those grants falls to the party or parties who received DPP or LIP proceeds for the respective program year.

If any payment requires the use of provider tax funds, Buyers will reimburse Sellers for any provider tax owned by Sellers but used to generate payments allocated to Buyers in accordance with the stipulations of this Section 1.7(d). Similarly, Sellers will reimburse Buyers for any provider tax owned by Buyers but used to generate payments allocated to Sellers in accordance with the stipulations of Section 1.7(c) and (d). If the State refunds IGTs to the Charlotte County LPPF, the refund will belong to the party or parties who owned the Provider Tax Balance from which the specific IGTs were originally remitted. If the Charlotte County LPPF refunds prepaid taxes that were never submitted to the State as IGTs, the funds will belong to the party who owns the current Provider Tax Balance at the time such refunds are distributed.

Attached hereto as Schedule 1.7(d) is a schedule illustrating the manner in which the payments contemplated by this Section 1.7(d) will be applied as between Buyers and Sellers; provided, however, the parties acknowledge and agree that the amounts set forth on such schedule are merely estimates based on current information available to the parties.

(e) With respect to the Transition Services provided by each of the parties to each such Transition Patient whose medical care is paid for, in whole or in part, by Medicare, Medicaid, TRICARE, or any other third party payor who pays for services based on an episodic period or other similar basis, Sellers shall pay to Hospital Buyer an amount equal to (i) the total payments per the remittance advice received by Sellers on behalf of the Transition Patient, multiplied by a fraction, the numerator of which shall be the total number of days of such episode after the Effective Time, and the denominator of which shall be the total number of days in such episode, minus (ii) any deposits, deductibles or co-payments made or payable by such Transition Patient to Hospital Buyer, or any Medicare RAP (request for anticipated payment) payments or other payments made on behalf of Transition Patient to Hospital Buyer; provided, however, that if the amounts paid to Hospital Buyer by or on behalf of any Transition Patient exceeds the amount due to Hospital Buyer under (i) above, Hospital Buyer shall pay such excess amount to Sellers. Sellers shall be solely responsible for billing for all such episodic Transition Services furnished to such Transition Patients and Hospital Buyer shall not submit any claims for such episodic Transition Services.

(f) All payments required by this Section 1.7 shall be made within forty-five (45) calendar days of a party’s receipt of payment with respect to a Transition Patient, accompanied by copies of remittances and other supporting documentation as reasonably required by the other party. In the event that Hospital Buyer and Sellers are unable to agree on any amount to be paid under this Section 1.7, then such amount shall be submitted to the Accounting Firm for computation or verification in accordance with the provisions of this Agreement, at the joint equal expense of Hospital Buyer and Sellers.

1.8 Prorations. Except as otherwise provided herein (for example, in the determination of Acquired Net Working Capital) or as settled at the Closing, within ninety (90) days after the Closing Date (hereinafter defined), Sellers and Buyers shall prorate as of the Effective Time any amounts which become due and payable on or after the Closing Date with respect to (i) the Contracts, (ii) ad valorem taxes, if any, on the Assets (which shall be prorated as of the Closing based on the maximum discount permitted by applicable law), non-ad valorem taxes, if any, on the Assets and any real property assessments on the Real Property that are or may become payable in annual or other installments, (iii) personal property taxes on the Assets (which shall be prorated as of the Closing), (iv) rent, if any, for Leased Real Property, and (v) all utilities servicing any of the Assets, including water, sewer, telephone, electricity and gas service. Any such amounts which are not available within ninety (90) days after the Closing Date shall be similarly prorated as soon as practicable thereafter.

1.9 Supplemental Reimbursement Adjustment. The parties acknowledge and agree that the State of Florida is currently in the process of potentially (i) implementing an expansion of the LIP (the “LIP Expansion”) and (ii) enacting the Florida labor and delivery bill (“FLLDB”). Because the LIP Expansion and/or the enactment of the FLLDB may not be approved prior to the Closing Date, the parties agree to the following:

(a) If the LIP Expansion is not approved by the Florida Legislature and CMS prior to the Closing Date, then the amount due from Buyers to Sellers at the Closing shall be reduced by Nine Million Seven Hundred Thousand Dollars ($9,700,000) (the “LIP Amount”); provided, however, that if the LIP Expansion is approved by the Florida Legislature and CMS prior to July 31, 2025 (but after the Closing Date), then within ten (10) business days after the approval by CMS of the LIP Expansion, Buyers shall pay to Sellers, by wire transfer of immediately available funds to an account designated by Sellers, an amount equal to the LIP Amount. If the LIP Expansion is not approved by the Florida Legislature and CMS prior to July 31, 2025, or the Port Charlotte Hospital is not recategorized into Tier 1 (from Tier 5), then Buyers shall not owe Sellers the LIP Amount and the Purchase Price shall be adjusted downward accordingly.

(b) If the FLLDB is not enacted prior to the Closing Date, then the amount due from Buyers to Sellers at the Closing shall be reduced by Three Million Eight Hundred Thousand Dollars ($3,800,000) (the “FLLDB Amount”); provided, however, that if the FLLDB is enacted prior to June 30, 2025 (but after the Closing Date), then within ten (10) business days after the enactment of the FLLDB, Buyers shall pay to Sellers, by wire transfer of immediately available funds to an account designated by Sellers, an amount equal to the FLLDB Amount. If the FLLDB is not enacted prior to June 30, 2025, then Buyers shall not owe Sellers the FLLDB Amount and the Purchase Price shall be adjusted downward accordingly.

2. CLOSING.

2.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8 hereof, the consummation of the transactions contemplated by and described in this Agreement (the “Closing”) shall take place via electronic exchange of closing deliverables on February 28, 2025, or on such other date or at such other location as the parties may mutually designate in writing (the date of consummation is referred to herein as the “Closing Date”). The Closing shall be effective as of 12:00:01 a.m., Eastern Time, on the first day of the next calendar month immediately following the Closing Date, or such other time as the parties may mutually designate in writing (such time, the “Effective Time”).

2.2 Actions of Sellers at Closing. At the Closing and unless otherwise waived in writing by Buyers, Sellers shall deliver to Buyers the following:

(a) Deeds containing special warranty of title, fully executed by the appropriate Seller in recordable form, conveying to the appropriate Buyer fee simple title to the Owned Real Property, and Assignments of Leases, fully executed by the appropriate Seller, assigning to the appropriate Buyer or Affiliate of Buyer leasehold title to the Leased Real Property (the “Assignments of Leases”), all subject only to the Permitted Encumbrances (hereinafter defined) and the Assumed Liabilities;

(b) A General Assignment, Conveyance and Bill of Sale, fully executed by the appropriate Seller, conveying to the appropriate Buyer title to all tangible and intangible assets which are a part of the Assets, free and clear of all liabilities, claims, liens, security interests and restrictions other than the Permitted Encumbrances and the Assumed Liabilities;

(c) An Assignment and Assumption Agreement, fully executed by the appropriate Seller (the “Assignment and Assumption Agreements”), conveying to the appropriate Buyer such Seller’s interest in the Assumed Contracts;

(d) An Information Technology Transition Services Agreement (the “Information Services Agreement”) and a related Business Associate Agreement (the “Business Associate Agreement”) both substantially in the form attached hereto as Exhibit B (subject to Section 10.20 hereof) fully executed by CHS or an Affiliate of CHS;

(e) A Hospital Transition Services Agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”), fully executed by CHS or an Affiliate of CHS;

(f) A License Agreement for Policy and Procedure Manuals substantially in the form attached hereto as Exhibit D (the “License Agreement”), fully executed by the appropriate Seller;

(g) A standard form owner’s affidavit (modified as necessary to make such affidavit factually accurate) as required by the Title Company (as defined in Section 6.3 hereof) to issue the Title Policy (as defined in Section 6.3 hereof) as described in and provided by Section 7.3 hereof;

(h) Copies of resolutions duly adopted by the Board of Directors of each of the Sellers and CHS, authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers of each Seller and CHS, respectively;

(i) Certificates of the President or a Vice President of each Seller, certifying as to the satisfaction of the condition precedent contained in Section 7.1 of this Agreement;

(j) Certificates of incumbency for the respective officers of each Seller and CHS executing this Agreement or making certifications for the Closing dated as of the Closing Date;

(k) Certificates of existence and good standing of each Seller and CHS from the state in which it is formed or incorporated, dated the most recent practical date prior to the Closing;

(l) All Certificates of Title and other documents evidencing any ownership interests conveyed as part of the Assets;

(m) All forms required for the termination or assignment of any trade names used by any Seller in the operation of the Hospitals and/or the Assets and registered with the Florida Secretary of State, fully executed by such Seller;

(n) A Certification of Non-Foreign Status to establish compliance with the Foreign Investment in Real Property Act; and

(o) Such other instruments and documents as the parties reasonably agree are appropriate and necessary to effect the transactions contemplated hereby.

2.3 Actions of Buyers at Closing. At the Closing and unless otherwise waived in writing by Sellers, Buyers shall deliver to Sellers the following:

(a) An amount equal to the Purchase Price in immediately available funds to an account designated by Sellers prior to Closing;

(b) The Assignments of Leases, fully executed by the appropriate Buyer or Affiliate of Buyer;

(c) The Assignment and Assumption Agreements, fully executed by the appropriate Buyer, pursuant to which such Buyer shall assume the future performance of the Assumed Contracts as herein provided;

(d) The Information Services Agreement and the Business Associate Agreement attached thereto, fully executed by a Buyer or Buyer Affiliate;

(e) The Transition Services Agreement, fully executed by a Buyer or Buyer Affiliate;

(f) The License Agreement, fully executed by Hospital Buyer;

(g) Copies of resolutions duly adopted by the Board of Directors of Buyers and the Board of Directors of AdventHealth authorizing and approving their performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of the Closing, by the appropriate officers of each Buyer and AdventHealth, respectively;

(h) Certificates of the President or a Vice President of each Buyer, certifying as to the satisfaction of the condition precedent contained in Section 8.1 of this Agreement;

(i) Certificates of incumbency for the respective officers of each Buyer and AdventHealth executing this Agreement or making certifications for the Closing dated as of the Closing Date;

(j) Certificates of existence and good standing of each Buyer and AdventHealth from the state in which each is incorporated, dated the most recent practical date prior to Closing and an affidavit stating that Buyer is not a Foreign Principal as such term is defined in Florida Statute 692.201; and

(k) Such other instruments and documents as the parties reasonably agree are appropriate and necessary to effect the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS. As of the date hereof, and, when read in light of any schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Sellers represent and warrant to Buyers the following:

3.1 Existence and Capacity. Each Seller is a limited liability company, duly organized and validly existing in good standing under the laws of the state of its formation. Each Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted. CHS is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware. CHS has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted.

3.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by each Seller and CHS and all other agreements referenced herein, or ancillary hereto, to which such Seller or CHS is a party, and the consummation of the transactions contemplated herein by each Seller and CHS:

(a) are within its limited liability company or corporate powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate limited liability company or corporate action;

(b) except as provided in Sections 5.4 and 5.5 below, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) except as set forth on Schedule 1.1(g), will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge, or encumbrance under, nor result in acceleration of the timing of payment or performance of such Seller’s obligations under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d) will not violate any statute, law, rule, or regulation of any governmental authority to which it or the Assets may be subject; and

(e) will not violate any judgment, decree, writ or injunction of any court or governmental authority to which it or the Assets may be subject.

3.3 Binding Agreement. This Agreement and all agreements to which Sellers or CHS will become a party pursuant hereto are and will constitute the valid and legally binding obligations of each Seller or CHS, respectively, and are and will be enforceable against each Seller or CHS, respectively, in accordance with the respective terms hereof or thereof.

3.4 Financial Statements. Sellers have delivered to Buyers copies of the following financial statements of or pertaining to the Hospitals, the Physician Clinics and their respective operations (“Financial Statements”), which Financial Statements are maintained on an accrual basis:

(a) Unaudited Balance Sheet dated as of September 30, 2024 (the “Balance Sheet Date”);

(b) Unaudited Income Statement for the nine (9) month period ended on the Balance Sheet Date; and

(c) Unaudited Balance Sheets and Income Statements for the fiscal years ended December 31, 2022 and 2023.

Such Financial Statements conform to GAAP consistently applied, except as set forth in Schedule 3.4. Such Balance Sheets present fairly, in all material respects, the financial condition of the Hospitals and the Physician Clinics (on a consolidated basis) as of the dates indicated thereon, and such Income Statements present fairly, in all material respects, the results of operations of the Hospitals and the Physician Clinics (on a consolidated basis) for the periods indicated thereon.

Except as set forth in Schedule 3.4 or set forth in the Financial Statements, to the Knowledge of Sellers there are no known unrecorded and undisclosed liabilities (required to be reflected but not reflected on the Financial Statements) owed by a Seller or a Seller Affiliate to any third party that is related to the Hospitals or other Assets.

3.5 Certain Post-Balance Sheet Results. Except as set forth in Schedule 3.5 hereto, since the Balance Sheet Date, there has not been any transaction or occurrence in which a Seller, with respect to such Seller’s assets or operations, has:

(a) suffered material damage, destruction, or loss (whether or not covered by insurance) affecting the Hospitals or the Assets;

(b) sustained (or to Sellers’ Knowledge threatened to sustain) an employee strike, work stoppage, or labor dispute pertaining to the Hospitals or other Assets;

(c) sold, assigned, transferred, or disposed of any item of property, plant or equipment included in the Assets having a value in excess of One Hundred Thousand Dollars ($100,000) (other than supplies), except in the ordinary course of business consistent with past practices;

(d) except as required by GAAP, changed its accounting methods or practices employed by Sellers or adopted changes in depreciation or amortization policies;

(e) increases in the compensation payable by Sellers to any of their employees outside of the ordinary course of business, or any increase in, or institution of, any bonus, retention, severance, insurance, pension, employee benefit plan, remuneration or arrangements made to, for or with such employees;

(f) material changes in the scope or availability of patient care services or a reduction in staffed or licensed bed count at any of the Hospitals and/ or the Physician Clinics;

(g) resulted or is reasonably expected to result in a Material Adverse Effect;

(h) consummated a transaction pertaining to the Hospitals and/or the Physician Clinics outside the ordinary course of business.

3.6 Licenses. Except as set forth on Schedule 3.6, (i) each Hospital is duly licensed as a general, acute care hospital in accordance with the applicable laws of the State of Florida, and (ii) Sellers have all other licenses, registrations, permits, and approvals which are needed or required by law to operate the business related to or affecting the Hospitals or other Assets, or any ancillary services related thereto. Sellers have delivered to Buyers an accurate list and summary description (Schedule 3.6 ) of all such licenses, registrations, permits and approvals owned or held by Sellers relating to the ownership, development, or operation of the Hospitals or the Assets, all of which, except as set forth on Schedule 3.6, are now, and as of the Closing shall be, in good standing.

3.7 Medicare Participation/Accreditation/Compliance. Except as set forth on Schedule 3.7, each Hospital is qualified for participation in the Medicare, Medicaid and TriCare/CHAMPUS programs, has a current and valid provider contract with such programs, is and for the past six (6) years has been in compliance in all material respects with the conditions of participation in and conditions of payment related to such programs, and has received all approvals or qualifications necessary for capital reimbursement for each Hospital. Except as set forth on Schedule 3.7, each Hospital is duly accredited by The Joint Commission with no contingencies. No Seller has been excluded from participation in the Medicare, Medicaid or TriCare/CHAMPUS programs, nor, to Sellers’ Knowledge, is any such exclusion threatened. Except as set forth in a writing delivered by Sellers to Buyers which specifically makes reference to this Section 3.7 or as set forth on Schedule 3.7 , Sellers have not received any notice from any of the Medicare,

Medicaid or TriCare/CHAMPUS programs, or any other third party payor programs or The Joint Commission of any pending or threatened investigations or non-routine surveys. Except as set forth on Schedule 3.7, no Seller (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the United Sates Department of Health and Human Services, (ii) has any reporting obligations pursuant to any settlement agreement entered into with any governmental entity, (iii) has been, to Sellers’ Knowledge, within the past six (6) years the subject of any governmental payer program investigation conducted by any federal or state enforcement agency, (iv) is and has been, to Sellers’ Knowledge, within the past six (6) years a defendant in any qui tam/False Claims Act litigation, (v) during the past six (6) years has been served with or received any search warrant, subpoena, civil investigative demand, or, to Sellers’ Knowledge, contact letter or telephone or personal contact by or from any federal or state enforcement agency, and (vi) has to Sellers’ Knowledge, during the past six (6) years received any written complaints from any employee, independent contractor, vendor, physician or other person or organization that would indicate that such Seller has violated any law applicable to the Hospitals or the Assets. The Sellers required to be registered have registered with the QNet Exchange (“QNet”) as required by CMS under its Hospitals Quality Initiative Program (the “HQI Program”) and are listed in Schedule 3.7. Such Sellers have submitted all quality data required under the HQI Program to CMS or its agent, and all quality data required under the ORYX Core Measure Performance Measurement System (“ORYX”) to The Joint Commission, for all calendar quarters concluded prior to the date of this Agreement, except for any quarter for which the respective reporting deadlines have not yet expired. All such submissions of quality data have been made in accordance with applicable reporting deadlines and in the form and manner required by CMS and The Joint Commission, respectively. Such Sellers have not received notice of any reduction in reimbursement under the Medicare program resulting from their failure to report quality data to CMS or its agent as required under the HQI Program. Sellers have provided Buyers with the HQI Program “validation results” for all calendar quarters concluded prior to the date of this Agreement, except for any quarter for which the respective reporting deadlines have not yet expired.

3.8 Regulatory Compliance. Except as set forth in a writing delivered by Sellers to Buyers in accordance with the provisions of Section 12.13 which writing specifically makes reference to this Section 3.8 or as set forth on Schedule 3.8, Sellers are and during the past six (6) years have been in compliance in all material respects with all statutes, rules, regulations, orders and requirements of the Government Entities having jurisdiction over the Hospitals and the operations of the Hospitals or other Assets, or any ancillary services related thereto. As used herein, “Government Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local. Sellers have timely filed all reports, data, and other information required to be filed with the Government Entities.

3.9 Equipment Schedule. Sellers have delivered to Buyers an equipment schedule as of the Balance Sheet Date (Schedule 3.9) which takes into consideration all the equipment associated with, or constituting any part of, the Assets.

3.10 Real Property. Sellers have not created any mortgages, liens, restrictions, agreements, claims or other encumbrances which will materially interfere with Buyers’ use of the Real Property in a manner consistent with the current use by Sellers. Except as set forth on Schedule 3.10, or as may be set forth in the standard form owner’s affidavit to be provided by

Sellers at the Closing relative to work performed after the date of this Agreement in the ordinary course of business and/or for routine maintenance and repair items, (a) all work performed or in progress at the Owned Real Property or any portion thereof by Sellers has either been fully paid for or will be fully paid for prior to the Closing (unless assumed by Buyer as an Assumed Liability), and (b) to Sellers’ Knowledge, there are no outstanding or disputed claims for any such work for which a Notice to Owner or Claim of Lien (as provided in Florida Statutes §713.01 et. seq.) might be filed or served against Sellers with respect to their interest in the Owned Real Property or any portion thereof or any improvements erected thereon. Sellers own and will convey fee simple and/or leasehold title to the Real Property to the appropriate Buyer subject to (i) any lien for taxes not yet due and payable, (ii) liens securing any indebtedness assumed by such Buyer, (iii) any lease obligations assumed by such Buyer, (iv) easements, restrictions and other matters of record that do not materially interfere with such Buyer’s use of the Real Property in a manner consistent with the current use by Sellers, (v) zoning regulations and other governmental laws, rules, regulations, codes, orders and directives affecting the Real Property, (vi) any encumbrances or defects that do not materially interfere with the operations of the Hospitals or other portions of the Real Property in a manner consistent with the current use by Sellers, and (vii) with respect to the Leased Real Property, any encumbrances which encumber the fee interest in such property (collectively, the “Permitted Encumbrances”). To Sellers’ Knowledge, the Owned Real Property is in compliance in all material respects with all applicable zoning ordinances and regulations (or is considered legally non-conforming or grandfathered thereunder). Except as set forth on Schedule 3.10, Sellers have not received during the past three (3) years written notice from any Government Entity of a violation of any applicable ordinance or other law, order or regulation with respect to the Real Property which has not been cured, and have not received written notice of any lien, assessment or the like relating to any part of the Real Property or the operation thereof which have not been paid (other than customary tax bills or notices related to any taxes or assessments on the Real Property). Sellers have not received during the past three (3) years written notice from any Government Entity of any existing, proposed or contemplated plans to modify or realign any street or highway, or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of any part of the Real Property. The Real Property comprises all of the real property owned or leased by Sellers and associated with or employed in the operation of the Hospitals and/or the Assets.

3.11 Personal Property. Sellers presently own or will hold on the Closing Date good and valid title to all tangible personal property assets and valid title to all intangible assets included in the Assets, free and clear of all mortgages, liens, restrictions, claims or other encumbrances, except the Permitted Encumbrances and the Assumed Liabilities.

3.12 Employee Benefit Plans.

(a) Schedule 3.12(a) sets forth a list identifying each “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any “multiemployer plan”, as defined in Section 3(37) of ERISA (the “Pension Plans”), a list identifying each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA (the “Welfare Plans”), and a list identifying each other “employee benefit plan” as defined in Section 3(3) of ERISA (the “Other ERISA Plans”), if any; and all other stock or other equity purchase, stock or other equity option, equity-based, bonus, incentive compensation, deferred compensation, profit sharing, severance, change in control, retention, salary continuation, insurance, vacation, holiday, sick leave, fringe benefit, flexible spending account, paid time off policy and other employee benefit plans (whether oral or written, qualified or nonqualified, funded or nonfunded, referenced in an employment agreement or not, subject to ERICA or not) that are currently maintained, administered or contributed to by a Seller with respect to the employees of the Hospitals and/or the other Assets, including any that are inactive but have not been terminated and any to which a Seller has any liability. Collectively, the Pension Plans, Welfare Plans, Other ERISA Plans and other plans referred to in this Section 3.12(a) are hereinafter referred to as the “Employee Plans.” None of the Employee Plans are sponsored by any of the Sellers; all are sponsored by CHS. Except as set forth on Schedule 3.12(a), with respect to Employee Plans, (i) no Employee Plan is maintained, administered or contributed to by any entity other than a Seller, (ii) no Employee Plan is a defined benefit plan subject to Title IV of ERISA, (iii) no Employee Plan is a multiemployer plan as defined in Section 3(37) of ERISA, a multiple employer plan within the meaning of Section 413(c) of the Code (defined below) or a multiple employer welfare benefit arrangement as defined in Section 3(40) of ERISA, or a voluntary employees’ beneficiary association under Code Section 501(c)(9), and (iv) except for continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act or any like state law, no Employee Plan provides post-termination or retiree welfare benefits to any individual for any reason. The Employee Plans are in compliance with the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act and corresponding state law.

(b) Sellers have not made available to Buyers true and complete copies of all the Employee Plans or of any related funding arrangements, but rather, prior to the date of this Agreement, have delivered to Buyers true and complete copies of (i) summaries of the Employee Plans, including any changes made by current amendments to the Employee Plans, (ii) any material employee communications by the plan administrator of any Employee Plan (including all current summary plan descriptions and all current summaries of material modifications, as defined under ERISA), (iii) the three (3) most recent annual reports (e.g., the complete Form 5500 series) prepared in connection with each Employee Plan (if such reports were required), including all attachments (including the audited financial statements, if any), and (iv) the three (3) most recent actuarial valuation reports prepared in connection with each Employee Plan (if any such reports were required). All reports, returns and similar documents with respect to the Employee Plans required to be filed with any government agency or distributed to any of the Employee Plan participants have been duly and timely filed or distributed.

(c) Schedule 3.12(c) identifies each Employee Plan that is intended to qualify as a “qualified plan” within the meaning of Section 401(a) of the Code (each, a “Qualified Plan”). No event has occurred which would cause any Qualified Plan to become disqualified for purposes of Section 401(a) of the Code.

(d) Except as provided in Schedule 3.12(d), (i) each Employee Plan, including each Qualified Plan and each Section 409A Plan, has been maintained, both in form and operation in material compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), which are applicable to such Employee Plan; (ii) there are no pending or, to Sellers’ Knowledge, threatened (a) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (b) suits, investigations, audits or examinations or other proceedings by the Internal Revenue Service (“IRS”), PBGC, federal or state Department of Labor or any other governmental entity against any Employee Plan, the assets held thereunder, the trustee of any such assets or CHS relating to any of the Employee Plans; (iii) neither CHS nor Sellers have engaged (a) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA, or (b) in any “prohibited transaction” within the meaning of Section 406(a) or 406(b) of ERISA, or of Section 4975(c) of the Code for which there is no statutory exemption, with respect to any Employee Plans. Furthermore, to Sellers’ Knowledge, no other “party in interest”, as defined in Section 3(14) of ERISA, or “disqualified person”, as defined in Section 4975(3)(2) of the Code, has engaged in any such prohibited transaction for which there is no statutory exemption.

(e) For each Employee Plan that is a health plan subject to the provisions of the Patient Protection and Affordable Care Act (“PPACA”), all common-law employees of the Sellers assigned to work at the Hospitals or another Asset have been properly classified as employees for purposes of PPACA and Section 498POH of the Code.

(f) Sellers shall deliver to Buyers such information as Buyers shall reasonably request in order to assist Buyers in complying with the employer mandate provisions of the PPACA and Sections 498OH and 6056 of the Code, including records related to employee hours of service and determinations of full-time status as defined under PPACA and Section 498OH of the Code, with regard to all Sellers’ employees as of the Closing Date.

(g) Each Employee Plan that is subject to 409A of the Code (a “Section 409A Plan”) as of the Closing (whether oral or written, and if written, whether set forth in its own document or part of a larger agreement, document or policy) is indicated as such on Schedule 3.12(a).

(h) Buyers shall incur no liability under any Employee Plan.

(i) No statement, either written or oral, has been made by any Seller or CHS to any person with regard to any Employee Plan that was not in accordance with the Employee Plan and that could have an adverse economic consequence to a Seller.

(j) No Employee Plan, either in the ordinary course or as a result of the consummation of any of the transactions contemplated by this Agreement, (i) accelerates the time or payment or vesting or increases the amount of payments or compensation due any individual; or (ii) results in any prohibited transaction described in ERISA Section 406 or Code Section 4975 for which an exemption is not available.

(k) Any contributions, including salary deferrals and employer contributions due, and any distributions required to be made, under the terms of an Employee Plan or applicable law as of at the time of the execution of this Agreement have been timely made or are not yet due.

3.13 Litigation or Proceedings. Sellers have delivered to Buyers an accurate list and summary description (Schedule 3.13) of all litigation or proceedings with respect to the Hospitals and the Assets. Sellers are not in default under any order or consent decree of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality wherever located and all orders and consent decrees to which Sellers are subject are identified on Schedule 3.13. Except as set forth in a writing delivered by Sellers to Buyers which specifically makes reference to this Section 3.13 or as set forth on Schedule 3.13, there are no claims, actions, suits, proceedings, or investigations pending, or to the Knowledge of Sellers, threatened against or related to Sellers, the Hospitals or the Assets, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located.

3.14 Environmental Laws. Except as set forth on Schedule 3.14 hereto, to the Knowledge of Sellers (i) the Real Property is not subject to any material environmental hazards, risks, or liabilities, (ii) the Real Property is not in violation of any federal, state or local statutes, regulations, laws or orders pertaining to the protection of human health and safety or the environment (collectively, “Environmental Laws”), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”) and (iii) Sellers have not received any notice alleging or asserting either a violation of any Environmental Law or an obligation to investigate, assess, remove, or remediate any property, including but not limited to the Real Property, under or pursuant to any Environmental Law. No Hazardous Substances (which for purposes of this Section 3.14 shall mean and include polychlorinated biphenyls, asbestos, and any substances, materials, constituents, wastes, or other elements which are included under or regulated by any Environmental Law, including, without limitation, CERCLA and RCRA) have been disposed of on or released or discharged from or onto, or threatened to be released from or onto, the Real Property (including groundwater) by Sellers, or to Sellers’ Knowledge, any third party, in violation of any applicable Environmental Law. Neither Sellers, nor to Sellers’ Knowledge, any prior owners, operators or occupants of the Real Property, have allowed any Hazardous Substances to be discharged, possessed, managed, processed, released, or otherwise handled on the Real Property in a manner which is in violation of any Environmental Law, and Sellers have complied with all Environmental Laws applicable to any part of the Real Property.

3.15 Taxes. Except as set forth on Schedule 3.15, Sellers have filed all federal, state and local tax returns required to be filed by Sellers (all of which are true and correct in all material respects) and have duly paid or made provision for the payment of all taxes (including any interest or penalties and amounts due state unemployment authorities) which are due and payable to the appropriate tax authorities. Except as set forth on Schedule 3.15, no deficiencies for any of such taxes have been asserted or to the Knowledge of Sellers threatened, and no audit on any such returns is currently under way or to the Knowledge of Sellers threatened. Except as set forth on Schedule 3.15, there are no outstanding agreements by Sellers for the extension of time for the assessment of any such taxes. There are no tax liens on any of the Assets and, to the Knowledge of Sellers, no basis exists for the imposition of any such liens.

3.16 Employee Relations; Employment Contracts.

(a) Except as set forth on Schedule 3.16(a), all employees of the Hospitals or other Assets are w-2 employees of one of the Sellers. To Sellers’ Knowledge, there is no pending or threatened employee strike, work stoppage, or labor dispute pertaining to the Hospitals or other Asset. Except as set forth on Schedule 3.16(a), no union representation question exists respecting any employees of any Seller. Except as set forth on Schedule 3.16(a), no collective bargaining agreement exists or is currently being negotiated by any Seller, no demand has been made for recognition by a labor organization by or with respect to any employees of any Seller, no union organizing activities by or with respect to any employees of any Seller are, to the Knowledge of Sellers, taking place, and none of the employees of any Seller is represented by any labor union or organization. There is no unfair labor practice claim against any Seller before the National Labor Relations Board, nor any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Hospitals or other Assets, and none has occurred within the last four (4) years. Sellers are and for the past four (4) years have been in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. Sellers are not engaged in any unfair labor practices. Sellers have complied in all material respects with all requirements of the Immigration and Reform and Control Act of 1986 (“Immigration Act”) with respect to the Hospitals and other Assets. For each employee for whom compliance with the Immigration Act is required, a Seller, as applicable, has obtained and retained a complete and true copy of each such employee’s FORM I-9 (“Employment Eligibility Verification Form”) and all other records or documents prepared, procured or retained by a Seller pursuant to the Immigration Act to the extent it is required to do so under the Immigration Act. None of the Sellers have been cited, fined, served with a notice of Intent to Fine or with a Cease and Desist Order (as such terms are defined in the Immigration Act) as to the operations of the Hospitals or other Assets, nor, to the Knowledge of Sellers, has any action or administrative proceeding been initiated or threatened against Sellers in connection with the Hospitals or other Asset, by reason of any actual or alleged failure to comply with the Immigration Act. Except as set forth on Schedule 3.16(a), there are no pending or, to the Knowledge of Sellers, threatened EEOC claims, OSHA complaints, union grievances, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like.

(b) Except as disclosed in Schedule 3.16(b), (a) no Seller has entered into any written employment Contract, and (b) no Assumed Contract to which a Seller is a party provides for employment for any particular period of time or provides any restriction upon the Buyers’ right to terminate employment without any post-termination payment obligation. Except as disclosed in Schedule 3.16(b), other than cost of living wage or compensation adjustments mandated by agreements existing prior to the Balance Sheet Date, no binding agreements have been made or entered into between a Seller and any employee of the Hospitals or other Asset regarding changes in compensation, promotion or any other change in status.

3.17 The Contracts. Sellers have made available to Buyers true and correct copies of the Assumed Contracts, and have given, and will give, the agents, employees and representatives of Buyers access to the originals of the Assumed Contracts to the extent originals are available. Schedule 1.1(g) lists all of the Assumed Contracts. Any legally binding written commitment, promise, contract, lease, sublease, license, sublicense or other agreement or arrangement of any kind which is an enforceable contract entered into by a Seller in association with the use or operation of the Hospitals or any other Assets not listed on Schedule 1.1(g) shall constitute an Excluded Contract. Sellers represent and warrant with respect to each Assumed Contract that:

(a) The Assumed Contract constitutes a lawful, valid and legally binding obligation of the appropriate Seller and is enforceable against the appropriate Seller in accordance with its terms;

(b) Each Assumed Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof;

(c) In all material respects, all obligations required to be performed by the appropriate Seller under the terms of the Assumed Contracts have been performed to the extent such obligations to perform have accrued, and no act or omission by the appropriate Seller has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under the Contracts; and

(d) Except as expressly set forth on Schedule 1.1(g), the Assumed Contract does not require consent to the assignment and assumption of such Assumed Contract by the appropriate Buyer.

3.18 Supplies. All the inventory and supplies constituting any part of the Assets are substantially of a quality and quantity usable and saleable in the ordinary course of business of the Hospitals or other Assets. Obsolete and unusable items have been written off the Financial Statements. Inventory and supplies are carried at the lower of cost or market, on a first-in, first-out basis and are properly stated in the Financial Statements. Except as set forth on Schedule 3.18, the inventory levels are based on past practices of Sellers at the Hospitals and each inventory item has not reached its expiration date as established by the manufacturer or vendor from whom a Seller acquired the item.

3.19 Insurance. Sellers have delivered to Buyers an accurate schedule (Schedule 3.19) disclosing the insurance policies covering the ownership and operations of the Hospitals and the Assets, which Schedule reflects the policies’ numbers, terms, identity of insurers, amounts, and coverage. All of such policies are in full force and effect with no premium arrearage. Sellers have given in a timely manner to its insurers all notices required to be given under their insurance policies with respect to all of the claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions. Sellers have not (a) received any notice or other communication from any such insurance company canceling or materially amending any of such insurance policies, and no such cancellation or amendment is threatened or (b) failed to give any required notice or present any claim which is still outstanding under any of such policies with respect to the Hospitals or any of the Assets.

3.20 Third Party Payor Cost Reports. Sellers have duly filed all required cost reports for all the fiscal years set forth on Schedule 3.20. All of such cost reports accurately reflect in all material respects the information required to be included thereon and such cost reports do not claim, and neither the Hospitals (including any other facility, physician clinic, and outpatient facility that is part of the Assets) nor Sellers have received reimbursement in any amount in excess of, the amounts provided by law or any applicable agreement. Schedule 3.20 indicates which of the Hospitals’ cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such cost reports. Sellers have established adequate reserves to cover any potential reimbursement obligations that Sellers may have in respect of any such third-party cost reports, and such reserves are set forth in the Financial Statements.

3.21 Medical Staff Matters. Sellers have provided to Buyers true, correct, and complete copies of the bylaws and rules and regulations of the medical staffs of the Hospitals (collectively, the “Medical Staff”), as well as a list of all current members of the Medical Staff and the allied health staff, members of which exercise clinical privileges at each of the Hospitals, without membership in the Medical Staff (“Allied Health Staff”). All members of the Punta Gorda Hospital Medical Staff are current members of the Port Charlotte Hospital medical staff and all Allied Health Staff who have clinical privileges at the Punta Gorda Hospital are currently credentialed to exercise clinical privileges at the Port Charlotte Hospital. Except as set forth on Schedule 3.21 hereto, there are no peer review, disciplinary or adverse actions with respect to any member of the Medical Staff or Allied Health Staff of the Hospitals or any applicant thereto for which a Medical Staff member or applicant has requested a fair hearing or judicial review hearing which has not been scheduled or has been scheduled but has not been completed, and there are no pending or, to the Knowledge of Sellers, threatened disputes with applicants, Medical Staff members, or Allied Health Staff, and Sellers know of no basis therefore, and all appeal periods in respect of any Medical Staff member or applicant against whom an adverse action has been taken have expired.

3.22 Condition of Assets. Other than with respect to the representations and warranties herein provided, Sellers shall transfer the Assets to the appropriate Buyer and such Buyer shall accept the Assets from Sellers AS IS WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE LAND, BUILDINGS AND IMPROVEMENTS, AND WITH NO WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY, AND SUPPLIES OTHER THAN, AS TO THE INVENTORY OF SUPPLIES AND PHARMACEUTICALS, EACH ITEM OF INVENTORY HAS NOT REACHED ITS EXPIRATION DATE AS ESTABLISHED BY THE MANUFACTURER OR VENDOR FROM WHOM SELLERS ACQUIRED THE ITEM, AND ANY AND ALL OF WHICH WARRANTIES SELLERS HEREBY DISCLAIM. Except for the Punta Gorda Hospital Buildings, all of the patient care sites of service comprising the Assets are operational in the ordinary course of business and open to the public during customary business hours. All of the assets shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use and disposal of inventory and supplies in the ordinary course of business up to the Closing Date.

3.23 Experimental Procedures. During the past three (3) years, Sellers have not performed or permitted the performance of any experimental or research procedures or studies involving patients in either Hospital or other Assets not authorized and conducted in accordance with the procedures of the Institutional Review Board of the applicable Hospital.

3.24 Certificates of Need. Except as set forth on Schedule 3.24 hereto, no application for any Certificate of Need, Exemption Certificate (each as defined below) or declaratory ruling has been made by any Seller with the Florida Agency for Health Care Administration (“AHCA”) or other applicable agency which is currently pending or open before such agency, and no such application (collectively, the “Applications”) filed by any Seller within the past three (3) years has been ultimately denied by any commission, board or agency or withdrawn by such Seller. Sellers have not prepared, filed, supported or presented opposition to any Applications filed by another hospital or health agency within the past three (3) years. Except as set forth on Schedule 3.24 hereto, Sellers have neither any Applications pending nor any approved Applications which relate to projects not yet completed. As used herein, “Certificate of Need” means a written statement issued by the AHCA evidencing community need for a new, converted, expanded or otherwise significantly modified health care facility, health service or hospice, and “Exemption Certificate” means a written statement from the AHCA stating that a health care project is not subject to the Certificate of Need requirements under applicable state law.

3.25 WARN Act. To the Knowledge of each Seller, each has at all times complied in all material respects with the Workers Adjustment Retraining & Notification Act (“WARN Act”) and any similar applicable state law. Schedule 3.25 lists the full name, job, title, job site and unit, date of Employment Loss and type of Employment Loss (termination, layoff or reduction in work hours) of each employee of Seller employed who has experienced an Employment Loss in the ninety (90) days preceding the Closing Date. Except as set forth on Schedule 3.25 or in this Agreement, each Seller does not presently intend to take any action that would result in an Employment Loss by any of its employees employed at the Hospitals or other Assets between the execution date of this Agreement and the Closing Date. “Employment Loss” for this purpose shall mean (a) an employment termination, other than a discharge for cause, voluntary departure or retirement, (b) a layoff exceeding six (6) months or (c) a reduction in hours of work of more than fifty percent (50%), and “employee” for purposes of this Section 3.25 shall mean any employee, including officers, managers and supervisors, but excluding employees who are employed for an average of fewer than twenty (20) hours per week or who have been employed for fewer than six (6) of the preceding twelve (12) months.

3.26 Asbestos. Sellers have delivered to Buyers a true and correct copy of all asbestos surveys or asbestos statement programs (“Asbestos Reports”), if any, in the possession or control of Sellers or of which a Seller has Knowledge concerning any part of the Real Property.

3.27 Intellectual Property. Schedule 3.27 lists and briefly describes all trademarks, service marks, trade names, domain names, copyrights and applications therefor (whether registered or common law) currently owned by Sellers and used in connection with the Hospitals or the Physician Clinics that will be transferred to the Buyers (collectively, the “Intellectual Property”). Except as set forth in Schedule 3.27, Sellers’ use and ownership (or possession of licenses or other rights to the use) of all Intellectual Property used in the conduct of their business does not, to the knowledge of Sellers, infringe any right of any person and Sellers have not received written notice that any proceedings have been instituted or are pending which challenge the validity of the use or ownership by Sellers of the Intellectual Property. Sellers have not licensed anyone to use the Intellectual Property (other than third parties performing services on behalf of Sellers) and Sellers have no Knowledge of the use or the infringement of the Intellectual Property by any other person.

3.28 Compliance Program. Sellers have in place a compliance program applicable to the Hospitals and the Physician Clinics that includes the elements of an effective compliance program. Schedule 3.28 includes a description of each audit and investigation conducted by the Sellers pursuant to their compliance program during the last three (3) years relating to material healthcare regulatory issues involving the Sellers. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.

4. REPRESENTATIONS AND WARRANTIES OF BUYERS. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Buyers represent and warrant to Sellers the following:

4.1 Existence and Capacity. Each Buyer is a not for profit corporation, duly organized and validly existing in good standing under the laws of the State of Florida. Each Buyer has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its business as now being conducted. AdventHealth is a not for profit corporation, duly organized and validly existing in good standing under the laws of the State of Florida. AdventHealth has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted.

4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by each Buyer and AdventHealth and all other agreements referenced herein, or ancillary hereto, to which each Buyer or AdventHealth is a party, and the consummation of the transactions contemplated herein by each Buyer and AdventHealth:

(a) are within its corporate powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate action;

(b) except as provided in Sections 6.1 and 6.2 below, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d) will not violate any statute, law, rule, or regulation of any governmental authority to which it may be subject; and

(e) will not violate any judgment, decree, writ, or injunction of any court or governmental authority to which it may be subject.

4.3 Binding Agreement. This Agreement and all agreements to which the appropriate Buyer or AdventHealth will become a party pursuant hereto are and will constitute the valid and legally binding obligations of the appropriate Buyer or AdventHealth, respectively, and are and will be enforceable against each Buyer or AdventHealth, respectively, in accordance with the respective terms hereof and thereof.

4.4 Availability of Funds. Buyers have the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds in cash which are sufficient to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

5. COVENANTS OF SELLERS PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

5.1 Information. Sellers shall afford to the officers and authorized representatives and agents (which shall include accountants, attorneys, bankers, and other consultants) of Buyers reasonable access to and the right to inspect the plants, properties, books, and records of the Hospitals and the Physician Clinics, and will furnish Buyers with such additional financial and operating data and other information as to the business and properties of Sellers pertaining to the Hospitals and the Physician Clinics as Buyers may from time to time reasonably request without regard to where such information may be located. Buyers’ right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Hospitals or the Physician Clinics. Buyers agree that no inspections shall take place and no employees or other personnel of the Hospitals or the Physician Clinics shall be contacted by Buyers without Buyers first providing reasonable notice to Sellers and coordinating such inspection or contact with Sellers. Sellers shall promptly forward to Buyers any surveys, reports, site plans, engineering plans and drawings, or similar material related to the Hospitals and/or the Assets, as Sellers may acquire at any time prior to the Closing Date. Sellers shall cooperate with any reasonable request made by Buyers in connection with Buyers’ attempts to obtain estoppel certificates from tenants of the Owned Real Property, landlords of Leased Real Property and owners associations for any of the Owned Real Property, which estoppels shall be in a commercially reasonable form mutually agreeable to Buyers and Sellers.

5.2 Operations. Except as set forth on Schedule 5.2, each Seller, as appropriate, will:

(a) carry on its business pertaining to the Hospitals and the Physician Clinics in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Hospitals and the Physician Clinics;

(b) use commercially reasonable efforts to maintain the Hospitals and all parts thereof in good operating condition, ordinary wear and tear excepted;

(c) use commercially reasonable efforts to perform all of its obligations under agreements relating to or affecting the Hospitals or the Assets;

(d) continue to pay all Taxes in the ordinary course of business, consistent with past practice;

(e) use commercially reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance pertaining to the Hospitals and other Assets; and

(f) use commercially reasonable efforts to maintain and preserve its business organizations intact, retain their present employees at the Hospitals and the Physician Clinics and maintain their relationships with physicians, suppliers, customers, and others having business relations with the Hospitals or other Assets.

In addition to the foregoing, prior to the Closing Date, (i) that certain amended lease agreement by and between FSED Management of West Florida, LLC and EQ Del Prado Development identified as item 4 on Schedule 1.1(a)(ii) shall be assigned to Port Charlotte HMA, LLC, and (ii) that certain sublease agreement by and between FSED Management of West Florida, LLC and Port Charlotte HMA, LLC identified as item 5 on Schedule 1.1(a)(ii) shall be terminated.

5.3 Negative Covenants. Except as set forth on Schedule 5.3, Sellers will not, without the prior written consent of Buyers:

(a) amend or terminate any of the Assumed Contracts, enter into any contract or commitment, or incur or agree to incur any liability, except as provided herein or in the ordinary course of business;

(b) increase compensation payable or to become payable or make any bonus payment to, or otherwise enter into one or more bonus agreements with, any employee at the Hospitals or other Asset, except in the ordinary course of business in accordance with existing personnel policies

(c) increase severance or termination obligations to any employee at the Hospitals or the Physician Clinics, except in the ordinary course of business;

(d) adopt, amend, modify or terminate any Employee Plan except as required under applicable law;

(e) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant, or equipment with a value in excess of One Hundred Thousand Dollars ($100,000) whether per item or in aggregate, except in the ordinary course of business with comparable replacement thereof;

(f) purchase capital assets or incur costs in respect of construction-in-progress in excess of One Hundred Thousand Dollars ($100,000);

(g) materially alter any Owned Real Property, other than budgeted capital expenditures or routine replacement, maintenance or repairs (including, for the avoidance of doubt, repairs resulting from damages caused by recent major weather events);

(h) make any material changes in the scope of patient care services or a reduction in staffed or licensed bed count at any of the Hospitals and/ or the Physician Clinics; or

(i) take any action outside the ordinary course of business of the Hospitals or their related ancillary services or other Assets.

5.4 Governmental Approvals. Sellers shall (i) use commercially reasonable efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Sellers to perform their obligations under this Agreement; and (ii) assist and cooperate with Buyers and their representatives and counsel in obtaining all governmental consents, approvals, and licenses which Buyers deem necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

5.5 FTC Notification. Sellers shall, if and to the extent required by law, file all reports or other documents required or requested by the Federal Trade Commission (“FTC”) or the United States Department of Justice (“Justice Department”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), and all regulations promulgated thereunder, concerning the transactions contemplated hereby.

5.6 Additional Financial Information. Within thirty (30) days following the end of each calendar month prior to Closing, Sellers shall deliver to Buyers true and complete copies of the unaudited balance sheets and the related unaudited statements of income (collectively, the “Interim Statements”) of, or relating to, the Hospitals or other Assets for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, which shall have been prepared from and in accordance with the books and records of Sellers, and shall fairly present in all material respects the financial position and results of operations of the Hospitals and the other Assets as of the date and for the period indicated.

5.7 No-Shop Clause. Sellers shall not, and shall cause their respective officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by Sellers) not to: (i) offer for sale or lease all or any material portion of the Assets or any ownership interest in any entity owning any of the Assets, (ii) solicit offers to buy all or any material portion of the Assets or any ownership interest in any entity owning any of the Assets, (iii) initiate, encourage or provide any documents or information to any third party in connection with, discuss or negotiate with any person regarding any inquires, proposals or offers relating to any disposition of all or any material portion of the Assets or a merger or consolidation of any entity owning any of the Assets, or (iv) enter into any agreement or discussions with any party (other than Buyers) with respect to the sale, assignment, or other disposition of all or any material portion of the Assets or any ownership interest in any entity owning any of the Assets or with respect to a merger or consolidation of any entity owning any of the Assets.

5.8 Efforts to Close. Sellers shall use their reasonable commercial efforts to satisfy all of the conditions precedent set forth in Section 7 to the extent that Sellers’ action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before February 28, 2025.

5.9 Lien Releases. Sellers shall have provided Buyers with written evidence to Buyers’ reasonable satisfaction, and in a form reasonably acceptable to the Title Company, that any and all lenders of Sellers having a security interest with respect to the Hospitals and the Assets shall have released such security interest and all encumbrances that are not Permitted Encumbrances.

5.10 Employee List. No later than forty-five (45) days prior to Closing, Sellers shall provide to Buyer, to one or more identified individuals for the sole purpose of preparing for the transition of payroll (and to no other persons or for any other purposes), a true, complete and correct list of all persons who are employees, independent contractors or consultants of the Sellers, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, setting forth for each individual the following: (i) name; (ii) classification as employee, independent contractor or consultant; (iii) if an employee, the individual’s title or position (including whether full or part time, and exempt or non-exempt status); (iv) hire date; (v) current base compensation rate on an annual, monthly, bi-weekly or hourly basis as appropriate to the individual’s status; (vi) commission, bonus or other incentive-based compensation; (vii) the number of such employee’s accrued vacation and holiday hours; and (viii) a description of the fringe benefits provided to each such individual.

6. COVENANTS OF BUYERS PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

6.1 Governmental Approvals. Buyers shall (i) use commercially reasonable efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Buyers to perform their obligations under this Agreement; and (ii) assist and cooperate with Sellers and their representatives and counsel in obtaining all governmental consents, approvals, and licenses which Sellers deem necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

6.2 FTC Notification. Buyers shall, if and to the extent required by law, file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated hereby.

6.3 Title Commitment and Survey.

(a) Title Commitment. Sellers have ordered a current title commitment with respect to the Owned Real Property (the “Title Commitment”), issued by Land Services USA, Inc., as agent for First American Title Insurance Company (the “Title Company”), together with legible copies of all exceptions to title referenced therein, sufficient for the issuance of an owner’s policy of title insurance for the Owned Real Property (the “Title Policy”). Sellers shall promptly upon their receipt provide a copy of the Title Commitment and exception documents to Buyers.

(b) Survey. As soon as practical after the date hereof, Buyers may, at their expense, obtain current as-built surveys of the Owned Real Property (the “Surveys”) or such portions thereof as Buyers elect. Buyers shall promptly upon its receipt furnish a copy of the Surveys to Sellers.

(c) Title Defects and Cure. The Title Commitment and the Survey are collectively referred to herein as the “Title Evidence.” If the Title Evidence discloses any liens, claims, encroachments, exceptions, defects or other matters which do not constitute Permitted Encumbrances, Buyers may object to the same by giving written notice of such objections to Sellers within thirty (30) days after Buyers’ receipt of the last of the Title Evidence (any such objections being referred to herein as the “Objections”). Sellers may elect to either cure the Objections on or before the Closing or not cure the Objections, which election shall be made by written notice to Buyers within fifteen (15) days after Sellers’ receipt of Buyers’ written notice of the Objections. If Sellers fail to timely give such written notice, Sellers shall be deemed to have elected not to cure the Objections. If Sellers elect not to cure the Objections, Buyers may elect to either waive such Objections and close or terminate this Agreement, which election shall be made by written notice to Sellers within twenty (20) days after Sellers’ receipt of Buyers’ written notice of the Objections. If Buyers fail to timely give such written notice, Buyers shall be deemed to have elected to waive such Objections and close. Upon termination of this Agreement under the terms of this Section 6.3(c), no party to this Agreement shall have any further claims under this Agreement against any other party. Any matters shown by the Title Evidence to which Buyers do not timely object, in accordance with the terms of this Section 6.3(c), or which are waived (or deemed waived) by Buyers as herein provided, shall be deemed to be Permitted Encumbrances. Notwithstanding anything contained in this Section 6.3(c) to the contrary, at the Closing, Sellers shall cause all mortgages, deeds of trust, financing statements and other similar liens encumbering Sellers’ fee interest in the Owned Real Property or Seller’s interest in the Leased Real Property and arising by, through or under Sellers or any of their Affiliates to be released (other than liens for taxes not yet due and payable and any mechanic’s or materialmen’s liens relating to Assumed Liabilities).

(d) Costs. Section 12.9 shall govern which party or parties hereto shall bear the costs and expenses of the Title Commitment, the Title Policy and the Survey.

6.4 Buyer’s Environmental Assessment. Sellers shall permit Buyer and its environmental consultants, at Buyer’s sole cost and expense, to conduct such investigations (including investigations known as “Phase I” and “Phase II” environmental assessments) of the environmental conditions of the Owned Real Property or the operation thereat as Buyer, in its reasonable discretion, shall deem necessary or prudent (“Buyer’s Environmental Assessment”) so long as (x) Buyer provides Sellers with no less than five (5) business days’ advance written notice of any such Buyer’s Environmental Assessment, (y) Buyer’s Environmental Assessment is conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with all applicable laws and in a manner that minimizes disruption of the operations of the Facilities, and (z) with respect to any Phase II environmental assessment, the environmental consulting firm has determined that there is a recognized environmental condition, and the parties shall have entered into a mutually acceptable right of entry agreement.

6.5 Efforts to Close. Buyers shall use reasonable commercial efforts to satisfy all of the conditions precedent set forth in Section 8 to the extent that Buyers’ action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before February 28, 2025.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS. Notwithstanding anything herein to the contrary, the obligations of Buyers to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyers at the Closing:

7.1 Representations/Warranties; Covenants. The representations and warranties of Sellers contained in this Agreement shall be true and correct when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates), provided, that in the event any such representations and warranties fail to be true and correct, Buyers may not refuse to consummate the transaction described herein unless the failure of any such representations and warranties to be true and correct would or would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 12.18). Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Sellers on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

7.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Buyers when so required, except as for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.

7.3 Title Policy. At the Closing, the Title Company shall be ready, willing and able to issue a pro forma of the Title Policy (or marked Title Commitment containing no additional exceptions to title to the Owned Real Property) to Buyers. The Title Policy shall be issued, at Buyers’ expense, on an ALTA Form 2006 Owner’s Title Policy in an amount equal to the portion of the Purchase Price being allocated to the Owned Real Property, and shall insure to Buyers good and marketable title to the Owned Real Property subject only to the Permitted Encumbrances. The pro forma Title Policy or the marked Title Commitment, as the case may be, shall (i) be dated as of the Effective Time, (ii) name the appropriate Buyer as Owner and (iii) evidence the results arrived at by the parties hereto in accordance with Section 6.3(c).

7.4 Actions/Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which Buyers reasonably and in good faith deem it inadvisable to proceed with the transactions hereunder.

7.5 Insolvency. Sellers, individually or collectively, shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Sellers.

7.6 Vesting/Recordation. Sellers shall have furnished to Buyers, in form and substance satisfactory to Buyers, assignments or other instruments of transfer necessary or appropriate to transfer to and effectively vest in the appropriate Buyer all right, title, and interest in and to the Assets, in proper statutory form for recording if such recording is necessary or appropriate.

7.7 Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, change or development that has had, or would be reasonably expected to have, a Material Adverse Effect.

7.8 Material Consents. Buyers shall have obtained all consents of third parties (relating to the assignment of Assumed Contracts) that are material to the consummation of the transactions contemplated in this Agreement, as specified in Schedule 7.8 (collectively, the “Material Consents”). The Material Consents shall be in form and substance reasonably satisfactory to Buyers. Buyers shall cooperate in the assumption of the Assumed Contracts.

7.9 Closing Deliveries. Sellers shall have delivered to Buyers, in accordance with the terms of this Agreement, all contracts, agreements, instruments, and documents required to be delivered by Sellers to Buyers pursuant to Section 2.2.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS. Notwithstanding anything herein to the contrary, the obligations of Sellers to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Sellers at the Closing:

8.1 Representations/Warranties. The representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates). Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyers on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

8.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Sellers when so required, except for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.

8.3 Actions/Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which Sellers reasonably and in good faith deem it inadvisable to proceed with the transactions hereunder.

8.4 Insolvency. Buyers, individually or collectively, shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyers.

8.5 Closing Deliveries. Buyers shall have delivered to Sellers, in accordance with the terms of this Agreement, all contracts, agreements, instruments and documents required to be delivered by Buyers to Sellers pursuant to Section 2.3.

9. SELLERS’ COVENANT NOT TO COMPETE. Sellers hereby covenant that at all times from the Closing Date until the third (3rd) anniversary of the Closing Date, neither Sellers nor their Affiliates shall, directly or indirectly, except as a consultant or contractor to or of either Buyer (or any Affiliate of Buyer), own, lease, manage, operate or control, or participate in any manner with the ownership, leasing, management, operation or control of any acute care hospital, specialty hospital, behavioral health facility or clinic, free-standing emergency department, ambulatory surgery center or physician clinic within a ten (10) mile radius of either Hospital’s primary location or of ShorePoint Health Freestanding Emergency Department Cape Coral without Buyers’ prior written consent (which Buyers may withhold in their sole and absolute discretion). In the event of a breach of this Section 9, Sellers recognize that monetary damages shall be inadequate to compensate Buyers and Buyers shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the reasonable costs (including reasonable attorneys’ fees) of securing such injunction to be borne by the breaching Sellers or Affiliate. Nothing contained herein shall be construed as prohibiting Buyers from pursuing any other remedy available to Buyers for such breach or threatened breach. All parties hereto hereby acknowledge the necessity of protection against the competition of Sellers and their Affiliates and that the nature and scope of such protection has been carefully considered by the parties. Sellers further acknowledge and agree that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for Buyers entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

10. ADDITIONAL AGREEMENTS.

10.1 Allocation of Purchase Price. The Purchase Price shall be allocated among the various classes of Assets in accordance with and as provided by Section 1060 of the Code. Within thirty (30) days of the Closing, Sellers shall provide Buyers with a preliminary allocation of the Purchase Price for Buyers’ review and approval, which approval shall not be unreasonably withheld or delayed. The parties agree that any tax returns or other tax information they may file or cause to be filed with any governmental agency shall be prepared and filed consistently with such agreed upon allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.

10.2 Termination Prior to Closing; Effect of Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual consent of Sellers and Buyers; (ii) by Buyers in accordance with Section 6.3(c); (iii) on or prior to the Closing Date by Buyers if any of the conditions specified in Section 7 of this Agreement have not been satisfied (unless the failure results primarily from Buyers breaching any representation, warranty, or covenant herein) and shall not have been waived by Buyers; (iv) on or prior to the Closing Date by Seller if any of the conditions specified in Section 8 of this Agreement have not been satisfied (unless the failure results primarily from Sellers breaching any representation, warranty, or covenant herein) and shall not have been waived by Sellers; (v) by Buyers or Sellers if the Closing Date shall not have taken place one hundred and twenty (120) days after the date of this Agreement (which date may be extended by mutual agreement of Buyers and Sellers), provided that the right to terminate pursuant to this subsection (v) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date, and further provided that neither party shall be deemed to have failed to fulfill its obligations under this Agreement by virtue of refusing to participate in or cooperate with a protracted government investigation, inquiry or review into the transactions contemplated by this Agreement; or (vi) by either Sellers or Buyers pursuant to Section 12.1 hereof. If any party terminates this Agreement pursuant to this Section, all rights and obligations of the parties hereunder shall terminate upon such termination and shall become null and void except Sections 12.5, 12.6, 12.9, 12.10, 12.11, 12.13 and 12.19, which shall survive, and no party shall have any liability to the other party hereunder; provided, however, that nothing in this Section shall relieve any party from liability for a breach resulting from an intentional misrepresentation or fraud occurring prior to any such termination.

10.3 Post-Closing Access to Information. Sellers and Buyers acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party(ies) for the purposes of, without limitation, concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Sellers and Buyers agree that for a period of six (6) years after Closing each will make reasonably available to the other’s agents, independent auditors, counsel, and/or governmental agencies upon written request and at the expense of the requesting party such documents and information as may be available relating to the Assets for periods prior and subsequent to Closing to the extent necessary to facilitate, without limitation, concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims.

Without limiting the foregoing, the Parties shall cooperate with one another in all reasonable respects, and at all times subject to advice of counsel to the contrary, with regard to compliance and regulatory matters affecting the Hospitals and the Physician Clinics, including, but not limited to, by:

(a) providing information and records as may be reasonably necessary for Buyers and their Affiliates to conduct internal compliance investigations and audits, respond to inquiries and audits of governmental authorities and defend against allegations of non-compliance;

(b) collaborating with Buyers and Buyer Affiliate compliance personnel and legal counsel to transition open compliance and privacy matters;

(c) developing and implementing a protocol pursuant to which persons accessing the compliance hotline or compliance portal maintained by Sellers who desire to report a compliance issue related to the Hospitals or the Physician Clinics following the Closing Date will be redirected to Buyers’ hotline or compliance portal;

(d) collaborating with Buyers and Buyer Affiliate compliance personnel to develop and implement a protocol pursuant to which each Party’s compliance personnel will notify one another of any compliance issues or reports that implicate the Hospitals or the Physician Clinics;

(e) promptly forwarding notices, inquiries and correspondence from governmental authorities or other regulatory agencies that pertain to the Hospitals or the Physician Clinics to Sellers if pertaining to pre-Closing Date matters and to Buyers if pertaining to post-Closing Date matters or if a Buyer would potentially be liable due to the assumption of a provider agreement or otherwise; and

(f) collaborating with Buyers and Buyer Affiliate regulatory personnel to transition all regulatory matters, including, but not limited to, by providing information and records as may be reasonably necessary.

10.4 Preservation and Access to Records After the Closing.

(a) Records to be Maintained by Buyers. After the Closing, the appropriate Buyer shall, in the ordinary course of its business and as required by law, keep and preserve in their original form (or other readable form) all medical and other records of Port Charlotte Hospital, the Physician Clinics and Real Property existing as of the Closing, and which constitute a part of the Assets delivered to Buyers at the Closing. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyers acknowledge that as a result of entering into this Agreement and Buyers operating Port Charlotte Hospital and the Physician Clinics, Buyers will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Each Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. The appropriate Buyer agrees to maintain the patient records delivered to such Buyer at the Closing at Port Charlotte Hospital or the Physician Clinics (or other secured location) after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(1)(I) of the Social Security Act (42 U.S.C. §1395(v)(1)(I)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at Port Charlotte Hospital and the Physician Clinics after Closing. Upon reasonable notice, during normal business hours, at the sole cost and expense of Sellers and upon Buyers’ receipt of appropriate consents and authorizations, Buyers will afford to the representatives of Sellers, including their counsel and accountants, full and complete access to, and copies of, the records transferred to Buyers at the Closing (including, without limitation, access to patient records in respect of patients treated by Sellers at Port Charlotte Hospital, the Physician Clinics or other health care facility that is part of the Assets). Upon reasonable notice, during normal business hours and at the sole cost and expense of Sellers, Buyers shall also make its officers and employees available to Sellers at reasonable times and places after the Closing. In addition, Sellers shall be entitled, at Sellers’ sole risk, to remove from Port Charlotte Hospital or the Physician Clinics copies of any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Sellers in connection with such litigation and only upon Buyers’ receipt of appropriate consents and authorizations. Any patient record so removed from Port Charlotte Hospital or the Physician Clinics shall be promptly returned to Buyers following its use by Sellers. Any access to Port Charlotte Hospital or the Physician

Clinics, their records or Buyers’ personnel granted to Sellers in this Agreement shall be upon the condition that any such access not materially interfere with the business operations of Buyers.

(b) Records to be Maintained by Sellers. After the Closing, Sellers shall in accordance with applicable law and corporate record retention requirements keep and preserve in their original form (or other readable form) all medical and other records of Punta Gorda Hospital existing as of the Closing which constitute Excluded Assets pursuant to Section 1.2(c).

10.5 Tax and Medicare Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountants) concerning any of the tax or Medicare effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent tax and Medicare advice with respect thereto and upon which it, if so obtained, has solely relied.

10.6 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents delivered at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished to Sellers or to Buyers, may, subject to the provisions of Section 12.10 hereof, be reproduced by Sellers and by Buyers by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Sellers and Buyers may destroy any original documents so reproduced. Sellers and Buyers agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Sellers or Buyers in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.7 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of Sellers for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Assets delivered to Buyers at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

10.8 Cost Reports. Sellers, at their expense, shall prepare and timely file all terminating and other cost reports required or permitted by law to be filed under the Medicare and Medicaid or other third party payor programs for periods ending on or prior to the Effective Time, or as a result of the consummation of the transactions described herein (“Seller Cost Reports”). Buyers shall reasonably assist Sellers in providing certain information needed by Sellers when preparing the terminating cost reports, including but not limited to documentation historically prepared by the Hospitals for cost reporting purposes. If requested by Sellers, the appropriate Buyer shall include the applicable Seller’s Medicare bad debts that are returned from collection agencies or identified as Medicaid crossovers subsequent to the Closing Date on such Buyer’s cost report for the respective period to which the Medicare bad debt relates. The applicable Seller shall provide detailed supporting information, as required by Medicare regulations, for the Medicare bad debt account amounts to be included on such Buyer’s Medicare cost report. Buyers shall forward to Sellers any and all correspondence relating to the Seller Cost Reports within ten (10) business days after receipt by Buyers. Buyers shall remit any receipts of funds relating to the Seller Cost Reports promptly after receipt by Buyers and shall forward to Sellers any demand for payments within five (5) business days after receipt by Buyers. Sellers shall retain all rights to the Seller Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports. Such rights shall include the right to appeal any Medicare or Medicaid determinations relating to the Seller Cost Reports. Sellers shall retain the originals of the Seller Cost Reports, correspondence, work papers and other documents relating to the Seller Cost Reports. Sellers will furnish copies of such cost reports to Buyers upon request.

10.9 Misdirected Payments, Etc. Sellers and Buyers covenant and agree to remit to the other, with reasonable promptness, any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to the Sellers or the Hospitals resulted in an overpayment or other determination that funds previously paid by any program or plan to the Sellers or the Hospitals must be repaid, Sellers shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Effective Time and Buyers shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time. In the event that, following Closing, Buyers suffer any offsets against reimbursement under any third-party payor or reimbursement programs due to Buyers, relating to amounts owing under any such programs by Sellers or any of its Affiliates, Sellers shall promptly upon demand from Buyers pay to Buyers the amounts so billed or offset.

10.10 Employee Matters.

(a) As of the Closing Date, Sellers shall terminate all of their employees assigned immediately prior to the Closing Date to work at the Hospitals and/or the Real Property (“Sellers’ Employees”). Schedule 10.10 contains a list of all of Sellers’ Employees as of immediately prior to the Closing Date, including any Sellers’ Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual his or her pertinent employment data including title or position, hire date and pay. Excluding any of Sellers’ Employees who is (i) a C-suite personnel (CEO, CFO, CNO), (ii) a party to an employment contract with a Seller and whose employment contract is not an Assumed Contract, and/or (iii) an individual not eligible for rehire by AdventHealth or an AdventHealth Affiliate (e.g., previously worked for AdventHealth or an AdventHealth Affiliate and was discharged under circumstances precluding a rehire) (collectively “Excluded Employees”), Buyers agree to offer employment to or hire each of Sellers’ non-Excluded Employees (each an “Employee”) on an employment-at-will basis at a base wage of not less than the Employee’s rate of pay as of the Closing Date and in the same or similar position to the position held by the Employee on the Closing Date (for the avoidance of doubt, the same or similar position could be one in which the Employee’s title differs from the title he or she held on the Closing Date), and Buyers agree not to terminate any such Employee other than for performance reasons for the ninety (90) day period following the Closing Date. For the avoidance of doubt, a Buyer shall not be precluded from terminating any Employee, without cause, on and after the 91st day following the Closing Date nor shall a Buyer be precluded from remitting to any Employee his/her base wage and benefits in lieu of requiring the Employee to report throughout the ninety (90) day period following the Closing Date. Except as provided in this Section 10.10, each Employee’s employment with the appropriate Buyer otherwise shall be in accordance with usual and customary practices for other employees employed by AdventHealth and shall be subject to the terms and conditions contained in the Employee Handbook and policies adopted from time to time by AdventHealth for its affiliated entities. Subject to Subsection (c) below, AdventHealth (directly or through an Affiliate) shall provide each Employee with employee benefits, including retirement, welfare and paid time off consistent with similarly situated employees employed at other AdventHealth institutions. AdventHealth agrees to recognize Employee service with any of the Sellers (including date of hire, hours of service, etc., to the extent relevant under AdventHealth Plans and policies and to the extent such information is delivered in accurate form from Sellers to AdventHealth) as service with AdventHealth and to honor that service for purposes of participation in AdventHealth’s employee benefit plans and policies, such as paid time off that extend benefits based on service, but excluding the non-qualified executive compensation plans provided by AdventHealth that are listed in Schedule 10.10 and any plans that are established by AdventHealth subsequent to the Closing Date. Subject to each Employee’s election of coverage, participation in AdventHealth’s benefit plans (subject to the foregoing exclusions, the “AdventHealth Plans”) shall be offered, as of the Closing Date, to each Employee. who is in an eligible class as defined under the applicable AdventHealth Plan. With respect to such employee benefits, to the extent lawful, AdventHealth shall honor each Employee’s prior service credit under the Employee Plans for purposes of satisfying waiting periods, vesting and satisfaction of pre-existing condition limitations in the AdventHealth Plans, but not benefit accrual purposes. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Buyers with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any kind or nature. Without limiting the foregoing, nothing herein shall limit the right of Buyers to amend, terminate or otherwise modify any AdventHealth Plan or other existing benefit plan following the Closing Date.

(b) Sellers will comply in all respects with all group health plan continuation coverage requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, Code Section 4980B and any similar applicable federal or state group health plan continuation coverage law (“COBRA”), including the provision of continuation coverage that arises with respect to employees or former employees of Sellers who terminate employment with Sellers prior to or on the Closing Date and who do not become eligible for AdventHealth group health plan coverage (“Sellers’ COBRA Beneficiaries”). Buyer will provide any applicable continuation coverage applicable to the Buyer’s plans to all hired Employees.

(c) For purposes of Section 10.10(b), AdventHealth Plans consist of those retirement, medical, dental, vision, life insurance/AD&D, short term disability, long term disability and comparable benefits plans that are providing benefits to similarly situated employees employed at other AdventHealth institutions as of the day prior to the Effective Time. As of the Closing Date, AdventHealth shall offer and provide each Employee benefits under those AdventHealth Plans. Notwithstanding the preceding, if any Employee was entitled to benefits under Employee Plans as of the date immediately preceding the Effective Time but, even with the recognition of service with Sellers in accordance with Section 10.10(b), would not qualify as of the Effective Time or thereafter under any AdventHealth Plan because the eligibility requirement is more strict under the AdventHealth Plan than that provided under the Employee Plan, such Employee shall not receive the AdventHealth Plan benefit until the date of such aggregated service satisfies the eligibility requirements of the AdventHealth Plan. Coverage of Employees under the Employee Plans shall terminate as of the Closing Date and eligibility of Employees under the AdventHealth Plans shall become effective as of the Closing Date.

10.11 WARN Act Compliance. Within the period of ninety (90) days following the Closing, Buyers shall not: (i) permanently or temporarily shut down a single site of employment, or one or more facilities or operating units within a single site of employment, if the shutdown results in an employment loss during any thirty (30) day period at the single site of employment for fifty (50) or more employees, excluding any part-time employees; or (ii) have a mass layoff at a single site of employment of at least thirty-three percent (33%) of the active employees and at least fifty (50) employees, excluding part-time employees. The terms “single site of employment,” “operating unit,” “employment loss” and “mass layoff” shall be defined as in the WARN Act. With respect to Employees hired by a Buyer as of the Effective Time, terminations affecting those Employees, by such Buyer shall be the responsibility of such Buyer, including any notification required under the WARN Act.

10.12 Medical Staff Privileges. Hospital Buyer agrees to extend Medical Staff membership to each individual, who is a member, in good standing (excluding any member who has been suspended), of the Port Charlotte Hospital Medical Staff as of the Closing Date (each a “MS Member”), which grant shall include a grant of those clinical privileges held by such MS Member on the Closing Date, excluding (a) any MS Member whose membership in the Medical Staff of an AdventHealth institution expired or was terminated either as a result of an adverse review action or voluntary relinquishment by the MS Member, or (b) any MS Member assigned to the Port Charlotte Hospital department and/or service for which an exclusive contract has been entered into by Seller, which exclusive contract is not an Assumed Contract. Notwithstanding the above, nothing herein shall (i) limit the ability of Hospital Buyer or Port Charlotte Hospital Medical Staffs to terminate, suspend or otherwise alter an MS Member’s clinical privileges or medical staff membership following the Closing in accordance with the Medical Staff bylaws or (ii) to alter the Medical Staff bylaws following the Closing Date to meet any minimum standards of Hospital Buyer or its Affiliates or to synchronize with the medical staff bylaws of other hospitals owned by Hospital Buyer or its Affiliates.

10.13 Use of Controlled Substance Permits. To the extent permitted by applicable law, Hospital Buyer shall have the right, for a period not to exceed one hundred eighty (180) days following the Closing Date, to operate under the licenses and registrations of Sellers relating to controlled substances and the operations of pharmacies, until Hospital Buyer is able to obtain such licenses and registrations for itself. In furtherance thereof, each Seller holding such licenses or registrations shall execute and deliver to the appropriate Buyer at or prior to the Closing one or more mutually agreed upon limited powers of attorney substantially in the form attached hereto as Exhibit E.

10.14 Access to Records Including as to Recovery and Audit Information. If any entity, governmental agency or person makes a claim, inquiry or request to Buyers or Sellers relating to Sellers’ operation of the Port Charlotte Hospital, the Physician Clinics or other facilities comprising the Assets that are operational as of the Closing prior to the Effective Time (including but not limited to a notice to Buyers or Sellers from a person responsible for retroactive payment denials, including recovery audit contractors) of their intent to review Sellers’ claims with respect to the operation of the Hospitals prior to the Effective Time, or otherwise seeks information pertaining to Sellers, Buyers shall: (i) comply with all requests from such entity or person in a timely manner; (ii) comply with all other applicable laws and regulations; (iii) forward to Sellers all communications and/or documents sent to such person or entity or received from such person or entity within seven (7) business days of Buyers’ delivery or receipt of such communications and/or documents and (iv) provide Sellers and their agents and attorneys upon reasonable request with reasonable access to records, information and personnel necessary for any appeal or challenge regarding any such retroactive payment denials (with the understanding that Sellers shall be solely responsible for handling any appeals).

10.15 Continuation of Insurance. For a period of at least ten (10) years following the Closing, Sellers shall maintain in effect insurance on all claims-made professional and general liability insurance policies of the Hospitals (including employed physicians) for claims related to the period of Sellers’ ownership and operation of the Hospitals. The insurance shall have coverage levels equal to the coverage maintained by Sellers for other comparable healthcare facilities operated by Sellers. If such insurance is cancelled or terminated during such ten (10) year period, Sellers shall purchase tail insurance.

10.16 Medicare Billing Arrangements for Pre-Effective Time Claims.

(a) In connection with the transactions contemplated hereby, Hospital Buyer intends to submit applications to take assignment of the Port Charlotte Hospital’s Medicare provider agreement and Medicare Part A provider numbers in effect as of the Closing (the “Medicare CHOW Application”). The parties hereto understand that after the Medicare CHOW Application has been approved, only the appropriate Buyer will be permitted to submit claims to the Medicare program using such Medicare Part A provider number, including claims for services furnished prior to the Effective Time.

(b) In accordance with Section 1.2(e) of this Agreement, Sellers shall retain all accounts receivable arising from services furnished prior to the Effective Time. To facilitate the billing of claims for services furnished prior to the Effective Time, the appropriate Buyer agrees to submit such claims, if any, on behalf of Sellers to the Medicare program. The parties hereto agree to work together in good faith to prepare and submit such claims. Buyers further agree to transfer to Sellers any amounts received for such claims on a weekly basis in a manner agreed upon by the parties hereto.

(c) Sellers shall fully, unconditionally and without challenge indemnify and hold harmless Buyers, each Buyer’s members, trustees, directors, employees, contractors, agents and Affiliates for all claims, losses, liabilities, costs, expenses, damages, penalties or fines incurred, paid, imposed or required under penalty of law to be paid by Buyers related, in whole or in part, to any claims submitted to the Medicare program by Buyers for services furnished by Sellers prior to the Effective Time as contemplated hereunder. For the avoidance of doubt, Sellers’ indemnification obligations hereunder shall not be subject to the limitations set forth in Section 11.3.

(d) Nothing in this Section 10.20 shall apply to the billing process applicable to Transition Services set forth in Section 1.7.

10.17 Guaranties. To the extent that CHS or any of its Affiliates has guaranteed the obligations of any Seller or their Affiliates under any of the Assumed Contracts and such guaranty is identified on Schedule 1.1(g) (as finally approved in accordance with Section 12.1) in connection with an Assumed Contract (a “CHS Guaranty”), Buyers and their Affiliates shall collaborate with CHS to use commercially reasonable efforts to have CHS released from such CHS Guaranty. If required to obtain a release from a CHS Guaranty, Buyers and their Affiliates shall execute a guaranty in the form of the existing CHS Guaranty, or such other form as may be requested by the beneficiary of such CHS Guaranty. If a release for any CHS Guaranty is not obtained as set forth in this Section 10.20, Buyers and their Affiliates (i) shall indemnify and hold harmless CHS against any liabilities arising from or relating thereto as if the obligations accruing from and after the Effective Time under such CHS Guaranty were Assumed Liabilities, and (ii) agrees not to amend, modify, supplement, extend or renew (or allow Buyers or the Affiliates of either Buyer to amend, modify, supplement, extend or renew) the underlying Assumed Contract in any manner that would reasonably be expected to materially increase the obligations of CHS under the CHS Guaranty, without the prior written consent of CHS.

10.18 Telephone Access. The parties shall take all steps necessary to transition over to Buyers or an Affiliate all local and long-distance telephone services at the Port Charlotte Hospital, the Physician Clinics and other facilities comprising the Assets as of the Effective Time.

10.19 Use of Excluded Marks. As of the Closing Date, Buyers shall take such action as is necessary to change the names of the Hospitals so as not to include any of the Excluded Marks; provided, however, Sellers or their assigns, from and after the Closing, shall grant a nonexclusive license to Buyers to use the Excluded ShorePoint Marks only with respect to: (a) durable personal property items, within the Hospitals containing the Excluded ShorePoint Marks (such as bed sheets, laundry and cafeteria trays) through the useful life of such durable personal property, (b) any signage or advertisements containing the Excluded ShorePoint Marks on the exterior of the Hospitals or in other locations for a period of twelve (12) months after the Closing (the “Phase-Out Period”), provided that Buyers shall use commercially reasonable efforts to remove or replace all such signage as soon as practicable following the Closing), (c) any existing advertisements and listings in telephone directories for a period of not to exceed the date the next such directory is published and (d) in traditional and digital medial channels for promotional purposes during the Phase-Out Period. This nonexclusive license shall not apply to, and Buyers shall not use, any office supplies (such as letterhead, purchase order forms, bills and admitting forms) containing any of the Excluded Marks (such as letterhead, purchase order forms, bills and admitting forms). Buyers shall not use any of the Excluded Marks in connection with any personal property acquired by Buyers after the Closing. Buyers shall not use any of the Excluded Marks as a corporate name, trade name, and in any domain names or names of social media accounts (e.g., Twitter, etc.). Notwithstanding the foregoing, during the Phase-Out Period, Buyers may display the Excluded ShorePoint Marks within the content of a Hospital’s websites and social media accounts in association with identifying or advertising the Hospital. Buyers shall not use the Excluded ShorePoint Marks as keywords or other forms of paid advertising without prior written approval of CHSPSC, LLC, in each instance. During the Phase-Out Period, Sellers shall not transfer the

Excluded Marks to a third party unless such third party and its successors, assigns and transferees are subject to the license stated in this paragraph.

10.20 Information Services Agreement. At the Closing, pursuant to Sections 2.2(d) and 2.3(d), an Affiliate of Sellers and Buyers will enter into the Information Services Agreement substantially in the form of Exhibit B attached hereto; provided, however, the parties acknowledge and agree that the schedules to such agreement have not been finalized as of the date hereof, and further that the parties shall negotiate in good faith between the execution of this Agreement and the Closing to finalize such schedules.

11. INDEMNIFICATION.

11.1 Indemnification by Buyers. Subject to the limitations set forth in Section 11.3 hereof as to indemnification claims arising pursuant to (i) below, Buyers shall defend, indemnify and hold harmless Sellers and their Affiliates, and their respective officers, employees, agents or independent contractors (collectively, “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) that such Seller Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Buyers under this Agreement, (ii) any breach by Buyers of, or any failure by Buyers to perform, any covenant or agreement of, or required to be performed by, Buyers under this Agreement, (iii) any of the Assumed Liabilities, or (iv) any claim made by a third party with respect to the operation of the Hospitals or other Assets by Buyers following the Effective Time.

11.2 Indemnification by Sellers. Subject to the limitations set forth in Section 11.3 hereof as to indemnification claims arising pursuant to (i) below, Sellers shall defend, indemnify and hold harmless Buyers and their Affiliates, and their respective officers, employees, agents, or independent contractors (collectively, “Buyer Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) that such Buyer Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Sellers under this Agreement, (ii) any breach by Sellers of, or any failure by Sellers to perform, any covenant or agreement of, or required to be performed by, Sellers under this Agreement, (iii) any of the Excluded Liabilities and/or Excluded Contracts, (iv) any actual or alleged violation of law by Sellers, including but not limited to violations of federal or state laws regulating fraud such as the federal Anti-Kickback Law, the Stark Law, and the False Claims Act, in connection with which Buyers or their Affiliates incurs liability as a result of the assumption of a Seller provider number or provider agreement; or (v) any claim made by a third party with respect to the operation of the Hospitals or other Assets by Sellers prior to the Effective Time.

11.3 Limitations. Buyers and Sellers shall be liable under Section 11.1(i) or Section 11.2(i) (i.e., for misrepresentations and breaches of warranties), as applicable, only when total indemnification claims exceed One Million Dollars ($1,000,000) (the “Basket Amount”), after which Buyers or Sellers, as applicable, shall be liable only for the amount in excess of the Basket Amount. No party shall be liable for any indemnification pursuant to Section 11.1(i) or Section

11.2(i), as applicable, for any claims for misrepresentations and breaches of warranty which are the basis upon which any other party shall have failed to consummate the transactions described herein pursuant to Section 7.1 or Section 8.1, as applicable, or which are based upon misrepresentations and breaches of warranty which have been specifically waived in writing in accordance with the initial paragraph of Section 7 or Section 8, as applicable. The liability of Buyers and Sellers for indemnification under Section 11.1(i) or Section 11.2(i), respectively, shall be limited to an amount equal to twenty-five percent (25%) of the Purchase Price. Notwithstanding anything to the contrary, the limitations contained in this Section 11.3 shall not apply to any indemnification claims arising under Section 11.1(i) or Section 11.2(i) as a result of the intentional misrepresentation or fraud of Buyers or Sellers, respectively.

For the avoidance of doubt, the limitations set forth in this Section 11.3 shall not apply to claims brought by either party for indemnification pursuant to Section 11.1(ii) through (iv) and/or Section 11.2(ii) through (vi). Further, nothing contained in Section 11 or elsewhere in this Agreement shall be interpreted as curtailing the right of the Buyers to seek and recover from Sellers damages attributable to a Seller’s failure to honor the terms of any Excluded Contract and/or retire an Excluded Liability or on any other basis (e.g., breach of covenant) not directly related to any breach or inaccuracy of any representation and warranty of Sellers, nor shall the provisions of Section 11 or elsewhere in this Agreement be interpreted as curtailing the right of the Sellers to seek and recover from Buyers damages attributable to Buyers’ failure to honor the terms of any Assumed Contract and/or retire an Assumed Liability or any other basis (e.g., breach of covenant) not directly related to any breach or inaccuracy of any representation and/or warranty of Buyers.

11.4 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person giving the indemnity (the “Indemnifying Party”) in writing of the same within fifteen (15) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation. If the Indemnifying Party, within ten (10) days after notice of such claim, fails to defend such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.4 notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise, and settle such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.5 Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11, the Indemnified Party shall notify the Indemnifying Party in writing of the same within thirty (30) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.6 Mitigation. The Indemnified Party shall take all reasonable steps to mitigate all liabilities and claims, including availing itself as reasonably directed by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnifying Party. The amount of any indemnification hereunder shall be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Party under any insurance coverage (excluding self-insurance) or from any other party alleged to be responsible therefor. The Indemnified Party shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If the Indemnified Party receives an amount under any such insurance coverage or from such other party subsequent to an indemnification provided by the Indemnifying Party pursuant to this Section 11, the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party. Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs or damages for which indemnification is being sought.

11.7 Exclusive Remedy. The representations and warranties contained in or made pursuant to this Agreement shall be terminated and extinguished upon the earlier of the end of the Survival Period (hereinafter defined) or any termination of this Agreement, whichever occurs first. Thereafter, none of Sellers, Buyers or any shareholder, member, partner, officer, director, principal or Affiliate of any of the preceding shall be subject to any liability of any nature whatsoever with respect to any such representation or warranty. Moreover, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation and warranty made by Sellers or Buyers shall be the remedies provided by this Section 11.

12. MISCELLANEOUS.

12.1 Schedules and Other Instruments.

(a) Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. Any other provision herein to the contrary notwithstanding, all Schedules, Exhibits, or other instruments provided for herein and not delivered at the time of execution of this Agreement or which are incomplete at the time of execution of this Agreement shall be delivered or completed by the parties hereto not less than twenty (20) days prior to the Closing Date. It shall be deemed a condition precedent to the obligations of the parties hereto that each of the Schedules, Exhibits and related documents shall meet with the reasonable approval of each party to this Agreement. Accordingly, each of the parties hereto shall have ten (10) days following the date of receipt of each Schedule, Exhibit or related document which was not delivered and mutually agreed upon by the parties at the time of the execution of this Agreement, within which to approve or disapprove such item. If within the ten (10) day period either party gives written notice to the other of disapproval of any such item, the other party shall have five (5) days within which to correct the item disapproved. If the party to whom notice of disapproval is delivered is either unwilling or unable to correct the disapproved item, then the disapproving party shall have five (5) days within which to terminate this Agreement by giving written notice of such termination to the other party.

(b) From the date hereof until the Closing Date, Sellers or Buyers may update their Schedules, subject to the other party’s approval rights described herein. If a party, after having a period of five (5) business days to review any modification or amendment to a Schedule proposed by another party, determines in its reasonable discretion that it should not consummate the transactions contemplated by this Agreement because the modification or amendment to such Schedule discloses facts or circumstances having a Material Adverse Effect not disclosed in the original Schedules, then such party may terminate this Agreement on or before the Closing by giving a written notice to the other party (a “Termination Notice”), whereupon the other party shall be entitled, for a period of ten (10) business days after its receipt of the Termination Notice, to cure the matter that has triggered such Termination Notice. Notwithstanding anything contained herein to the contrary, the inclusion of new or different information on a Schedule after the date of this Agreement shall not prejudice or otherwise affect a party’s right to seek relief for the other party’s breach of a representation or warranty or affect the party’s right to recover under Section 11.1 or Section 11.2 (based upon the Schedule as of the date of this Agreement without taking into account any modification, update or amendment).

(c) If, following the date hereof, Sellers discover one or more contracts that should have been scheduled on Schedule 1.1(g), Sellers may request that Buyers assume the applicable contract or contracts. Buyers shall in good faith consider Sellers’ request that Buyers assume the applicable contract(s) but shall have no obligation to assume such contract(s), and shall notify Sellers of their determination within ten (10) business days of receipt of the request and copies of the contract(s). If Buyer does not respond within the foregoing 10-business day period, then such contract(s) shall be deemed assumed by Buyers and Schedule 1.1(g) shall be amended accordingly. Should Buyers agree to assume any such contract(s), then any such contract(s) shall be included among the Assumed Contracts and the obligations arising thereunder with respect to events or periods on and after the Effective Time shall be included among the Assumed Liabilities.

12.2 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as the requesting party may deem necessary to effectuate this Agreement. In addition and from time to time after Closing, Sellers shall, or shall cause their Affiliates to, execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyers reasonably may request, more effectively to convey and transfer full right, title, and interest to, vest in, and place Buyers in legal and actual possession of, any and all of the Hospitals and the Assets. Sellers shall, or shall cause their Affiliates to, also furnish Buyers with such information and documents in their possession or under their control, or which Sellers can execute or cause to be executed, as will enable Buyers to prosecute any and all petitions, applications, claims, and demands relating to or constituting a part of the Hospitals or the Assets. Additionally, Sellers shall cooperate and use their best efforts to have its present directors, officers, and employees cooperate with Buyers on and after Closing in furnishing information, evidence, testimony, and other assistance in connection with any action, proceeding, arrangement, or dispute of any nature with respect to matters pertaining to all periods prior to Closing in respect of the items subject to this Agreement.

12.3 Third Party Consents. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order, or purchase order if an attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any material way affect the rights of any Seller thereunder, unless such consent is obtained.

12.4 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.5 Legal Fees and Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, claim, or misrepresentation arising out of or in connection in any way with any of the provisions of this Agreement, the substantially prevailing party, as determined by the arbiter of the dispute (the “Prevailing Party”) shall be entitled to recover all of its reasonable attorneys’ fees, court costs, and expenses, of any nature, whether at trial, upon appeal, in bankruptcy, or during investigation by such Prevailing Party in prosecuting or defending such legal action or other proceeding. The Prevailing Party shall be entitled to recover all of its attorneys’ fees, costs, and expenses incurred in establishing or quantifying the amount of attorneys’ fees, costs, and expenses due to it. The court costs and expenses to which the Prevailing Party shall be entitled pursuant to this Section are not limited to taxable costs and shall include, but not be limited to, all costs of experts and investigation; all costs of copying documents and other materials included, but not be limited to, all costs of experts and investigation; all costs of copying documents and other materials (whether for discovery, trial, or any other purpose); all costs for electronic discovery all Westlaw, Lexis Nexis, and other electronic research service charges; all telephone charges; all mailing, commercial delivery service, and courier charges; all travel expenses (whether for investigation, depositions, hearings, trial or any other purpose); all information technology support charges; all consultant or expert witness fees (whether or not the consultant or expert witness prepares a court-order report or testifies at a deposition, hearing or trial); and all court report and transcript fees (whether for an evidentiary or non-evidentiary hearing).

12.6 Choice of Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of laws principles.

12.7 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that any party may, without the prior written consent of the other parties, assign its rights and delegate its duties hereunder to one or more Affiliates (as defined in Section 12.18).

12.8 No Brokerage. Except as set forth on Schedule 12.8, Buyers and Sellers each represent and warrant to the other that it has not engaged a broker in connection with the transactions described herein. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

12.9 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Sellers shall pay the fees, expenses, and disbursements of Sellers and their agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; and (ii) Buyers shall pay the fees, expenses, and disbursements of Buyers and their agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto. Buyers shall pay the cost of the Title Commitment, the Title Policy and the Survey, and any environmental engineering reports, licensure application fees, HSR Act filing fees, recording fees, any state and local deed, stamp, or transfer taxes associated with or assessed in connection with the sale and purchase of the Assets, and the cost for mechanical, structural, electrical and roofing engineering inspections undertaken by Buyers or on behalf of Buyers related to or arising out of the transactions contemplated by this Agreement.

12.10 Confidentiality. It is understood by the parties hereto that the information, documents, and instruments delivered to Buyers by Sellers and their agents and the information, documents, and instruments delivered to Sellers by Buyers and their agents are of a confidential and proprietary nature. Each of the parties hereto agrees that both prior and subsequent to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable governmental authorities in connection with any required notification or application for approval or exemption therefrom. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other parties to this Agreement. Each of the parties hereto recognizes that any breach of this Section 12.10 would result in irreparable harm to the other parties to this Agreement and its Affiliates (as defined in Section 12.18 below) and that therefore either Sellers or Buyers shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.10, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Sellers’ counsel or Buyers’ counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law.

12.11 Public Announcements. Sellers and Buyers mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Sellers and Buyers, except for information and filings reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws. For the sake of clarification, nothing contained in this Agreement shall limit Sellers or their Affiliates from making any disclosure or filing any agreements that they deem necessary or advisable to be made in any filings with the Securities and Exchange Commission as a result of the transactions contemplated by this Agreement or in connection with any future securities offerings of Sellers or their Affiliates.

12.12 Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof. Any waiver of a breach or violation of any provision of this Agreement must be in writing and signed by the party waiving such breach or violation to be effective.

12.13 Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Sellers: c/o CHSPSC, LLC

4000 Meridian Boulevard

Franklin, TN 37067

Attention: Executive Vice President, Operations

and Development

With a simultaneous copy to: CHSPSC, LLC

4000 Meridian Boulevard

Franklin, TN 37067

Attention: General Counsel

Buyers: Hospital Buyer

c/o Adventist Health System Sunbelt

Healthcare Corporation

900 Hope Way

Altamonte Springs, FL 32714

Attention: Jeff Graff

With a simultaneous copy to: Adventist Health System Sunbelt Healthcare Corporation

900 Hope Way

Altamonte Springs, FL 32714

Attention: Chief Legal Officer

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

12.14 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

12.15 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

12.16 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.17 Survival. All of the representations, warranties, covenants, and agreements made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, and may be fully and completely relied upon by Sellers and Buyers, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at the Closing or thereafter. The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing for a period of three (3) years following the Closing Date, provided, however that the representations and warranties contained or made in the following Sections shall survive the Closing for a period of six (6) years following the Closing Date: Section 3.1, Section 3.2, Section 3.3, Section 4.1, Section 4.2, and Section 4.3 (the applicable survival period hereinafter referenced as the “Survival Period”).

12.18 Affiliates; Knowledge; Material Adverse Effect.

(a) As used in this Agreement, the term “Affiliate” means, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by or is under common control with, the entity in question and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

(b) As used in this Agreement, “Knowledge of Sellers” or “Sellers’ Knowledge” (and any similar expression) means the knowledge of Sellers and/or CHS upon reasonable inquiry made of the executive personnel of the Hospitals (i.e., CEO, CFO, CNO) and regional CHS management personnel having responsibility for the matter in question.

(c) As used in this Agreement, “Material Adverse Effect” means any result, occurrence, fact, change, event or effect constituting a breach of a representation or warranty set forth in this Agreement that (a) had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise), or results of operations (including EBITDA or cash flow), in each case, of Sellers, the Hospitals, or the business comprised of the Assets, taken as a whole, (b) prevents or materially impairs or delays, or could reasonably be expected to prevent or materially impair or delay, the ability of any Seller to consummate the transactions contemplated by this Agreement or perform its duties under this Agreement, or (c) is or could reasonably be expected to be materially adverse to the ability of Hospital Buyer to operate the Hospitals immediately after the Closing substantially in the manner as the Hospitals were operated immediately prior to the Closing; provided, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: any result, occurrence, fact, change, event or effect resulting from or arising out of (i) general economic conditions, (ii) general conditions in the industry in which Sellers operate, (iii) any epidemic, pandemic, disease outbreak (including COVID-19), public health emergency or event, natural disaster or acts of terrorism, sabotage, military action or war or any escalation or worsening thereof (including, for the avoidance of doubt, any damages sustained by the Punta Gorda Hospital as a result of Hurricane Helene or Hurricane Milton or the effects of any temporary or permanent closure of the Punta Gorda Hospital as a result thereof), (iv) changes resulting from the public announcement of this Agreement or the pendency of the transactions contemplated hereby (including, without limitation, changes in private payor agreements or policies and their effects and the departure of Sellers’ Employees), (v) any action taken by Sellers or their Affiliates at Buyers’ request, or any other action taken by a party to this Agreement as required by this Agreement, (vi) the effect of changes in the Port Charlotte, Florida or Punta Gorda, Florida health care provider markets, or (vii) any failure in and of itself to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earning, cash flow or cash position. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.

12.19 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE

CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATION. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

12.20 Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of the Effective Time, unless otherwise agreed in writing by Sellers and Buyers. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end, with equitable adjustments made to the Purchase Price necessary to give effect to the foregoing.

12.21 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.22 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyers and Sellers and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person.

12.23 Entire Agreement/Amendment. With the exception of the Agreement for Use and Non-Disclosure of Confidential Information between CHSPSC, LLC and AdventHealth, this Agreement supersedes all previous contracts or understandings, including any offers, letters of intent, proposals or letters of understanding, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.24 CHS Guaranty. CHS hereby unconditionally and absolutely guarantees the prompt performance and observance by Sellers of each and every obligation, covenant and agreement of Sellers arising out of, connected with, or related to, this Agreement or any ancillary documents hereto and any extension, renewal and/or modification thereof. The obligation of CHS under this Section 12.24 is a continuing guaranty and shall remain in effect, and the obligations of CHS shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of CHS:

(a) The compromise, settlement, release, change, modification, amendment (except to the extent of such compromise, settlement release, change, modification or amendment)

of any or all of the obligations, duties, covenants, or agreements or any party under this Agreement or any ancillary documents hereto; or

(b) The extension of the time for performance of payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement or any ancillary documents hereto or the extension or the renewal thereof.

12.25 AdventHealth Guaranty. AdventHealth hereby unconditionally and absolutely guarantees the prompt performance and observance by Buyers of each and every obligation, covenant and agreement of Buyers arising out of, connected with, or related to, this Agreement or any ancillary documents hereto and any extension, renewal and/or modification thereof. The obligation of AdventHealth under this Section 12.25 is a continuing guaranty and shall remain in effect, and the obligations of AdventHealth shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of AdventHealth:

(a) The compromise, settlement, release, change, modification, amendment (except to the extent of such compromise, settlement release, change, modification or amendment) of any or all of the obligations, duties, covenants, or agreements or any party under this Agreement or any ancillary documents hereto; or

(b) The extension of the time for performance of payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement or any ancillary documents hereto or the extension or the renewal thereof.

12.26 Risk of Loss. Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Assets shall be borne by Sellers prior to the Effective Time and by Buyers thereafter.

12.27 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

12.28 Other Owners of Assets. The parties acknowledge that certain assets, properties and rights that are primarily held or used in the business, development or operation of the Hospitals may be owned, leased, held or used by Affiliates of Sellers. Notwithstanding the foregoing, and for purposes of all representations, warranties, covenants and agreements contained herein, Sellers agree that (i) all such assets, properties and rights (other than any Excluded Assets) are Assets under this Agreement and will be sold, conveyed, transferred, assigned and delivered to Buyers, free and clear of all encumbrances other than Assumed Liabilities or Permitted Encumbrances, in accordance with the terms of this Agreement as if owned, leased, held or used by a Seller, (ii) the representations and warranties herein, to the extent applicable, shall be deemed to have been made by, on behalf of and with respect to, such Affiliates in their ownership capacity, and (iii) it has the legal capacity to cause, and it shall cause, any Affiliate which owns or controls any Assets to meet all of Sellers’ obligations under this Agreement with respect to such Assets. Sellers hereby waive any defense to a claim made by Buyers under this Agreement based on the failure of any person who owns or controls the Assets to be a party to this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

FLORIDA HMA HOLDINGS, LLC
/s/ R. Gabriel Ottinger
By:	R. Gabriel Ottinger
Senior Vice President & Treasurer
PORT CHARLOTTE HMA, LLC
/s/ R. Gabriel Ottinger
By:	R. Gabriel Ottinger
Senior Vice President & Treasurer
PORT CHARLOTTE HMA PHYSICIAN MANAGEMENT, LLC
/s/ R. Gabriel Ottinger
By:	R. Gabriel Ottinger
Senior Vice President & Treasurer
PORT CHARLOTTE HBP SERVICES, LLC
/s/ R. Gabriel Ottinger
By:	R. Gabriel Ottinger
Senior Vice President & Treasurer
EGF, LLC
/s/ R. Gabriel Ottinger
By:	R. Gabriel Ottinger
Senior Vice President & Treasurer

Signature Page to Asset Purchase Agreement

pUNTA GORDA HMA, LLC
/s/ R. Gabriel Ottinger
By:	R. Gabriel Ottinger
Senior Vice President & Treasurer
PUNTA GORDA HMA PHYSICIAN MANAGEMENT, LLC
/s/ R. Gabriel Ottinger
By:	R. Gabriel Ottinger
Senior Vice President & Treasurer
pUNTA gORDA hb mEDICAL sERVICES, LLC
/s/ R. Gabriel Ottinger
By:	R. Gabriel Ottinger
Senior Vice President & Treasurer
CHS/COMMUNITY HEALTH SYSTEMS, INC.
/s/ R. Gabriel Ottinger
By:	R. Gabriel Ottinger
Senior Vice President & Treasurer

Signature Page to Asset Purchase Agreement

ADVENTIST HEALTH SYSTEM SUNBELT HEALTHCARE CORPORATION
/s/ Jeffrey E. Graff
By:
Jeffrey E. Graff Assistant Secretary

ADVENTHEALTH PORT CHARLOTTE, INC.
/s/ David Ottati
By:	David Ottati
Chairman

FLORIDA HOSPITAL PHYSICIAN GROUP, INC.
/s/ David Ottati
By:	David Ottati
Chairman

Signature Page to Asset Purchase Agreement